UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
SPARTA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of SPARTA, Inc.

(2)	Aggregate number of securities to which transaction applies:

6,689,349 shares of SPARTA, Inc. common stock (including shares subject to options to purchase SPARTA, Inc. common stock.)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0—11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$77.60 per share of SPARTA, Inc. common stock

(4)	Proposed maximum aggregate value of transaction:

$519,093,482.40

(5)	Total fee paid:

$20,400.37

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

25531 Commercentre Drive, Suite 120
Lake Forest, CA 92630-8874
March 5, 2008

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of SPARTA, Inc., a Delaware Corporation (“SPARTA”), to be held on April 11, 2008, at 9:00 am local time at SPARTA’s offices located at 1911 North Fort Myer Drive, 4th Floor, Arlington, VA 22209.

At the special meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger dated as of January 15, 2008 (the “merger agreement”) by and among SPARTA, Cobham Holdings Inc., a Delaware corporation (“Cobham”) and Rocob Acquisition Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of Cobham (“Merger Sub”), pursuant to which Merger Sub will be merged with and into SPARTA, and SPARTA will continue as the surviving corporation and a wholly-owned subsidiary of Cobham. Upon completion of the merger, unless you properly exercise your right to demand an appraisal of your shares under applicable Delaware law, you will be entitled to receive $77.60 in cash for each share of SPARTA common stock that you own.

Following the completion of the merger, Cobham will own all of SPARTA’s issued and outstanding capital stock and SPARTA will continue its operations as a subsidiary of Cobham. As a result, SPARTA will no longer be required to file periodic and other reports with the Securities and Exchange Commission under its rules. After the merger, you will no longer have a direct equity interest in SPARTA.

Our Board of Directors has adopted the merger agreement by unanimous vote of all directors, and recommends that you vote “For” adoption of the merger agreement. In arriving at its recommendation, our Board of Directors carefully considered a number of factors described in the accompanying proxy statement.

If you complete, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against adoption of the merger agreement. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

Your proxy may be revoked at any time before it is voted by submitting a later-dated proxy to SPARTA in writing, by submitting a written revocation to the corporate secretary of SPARTA prior to the vote at the special meeting, or by attending and voting in person at the special meeting.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of SPARTA common stock adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card following the instructions on the proxy card.

The accompanying proxy statement is dated March 5, 2008 and is first being mailed to our stockholders on or about March 7, 2008.

Your prompt submission of a proxy card will be greatly appreciated.

Sincerely,

Robert C. Sepucha
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

25531 Commercentre Drive, Suite 120
Lake Forest, CA 92630-8874

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 11, 2008

SPARTA, INC.

To the Stockholders of SPARTA, Inc.:

Notice is hereby given that a special meeting of stockholders of SPARTA, Inc., a Delaware corporation (“SPARTA”), will be held on April 11, 2008 at 9:00 am local time at SPARTA’s offices located at 1911 North Fort Myer Drive, 4th Floor, Arlington, VA 22209, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of January 15, 2008 (the “merger agreement”) by and among SPARTA, Cobham Holdings Inc., a Delaware corporation (“Cobham”) and Rocob Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Cobham (“Merger Sub”), pursuant to which Merger Sub will be merged with and into SPARTA, and SPARTA will continue as the surviving corporation and a wholly-owned subsidiary of Cobham. As part of the merger, each issued and outstanding share of SPARTA common stock (other than shares held by stockholders who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive $77.60 in cash.

2. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

3. To consider and vote upon any other matters that properly come before the special meeting.

Only holders of record of SPARTA common stock at the close of business on March 4, 2008, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The merger agreement and the merger are described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of SPARTA common stock adopt the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card following the instructions on the proxy card.

Under Delaware law, our stockholders can exercise appraisal rights in connection with the merger. A stockholder who does not vote in favor of the merger proposal and complies with all of the other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their SPARTA shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Appendix B to the accompanying proxy statement.

By Order of our Board of Directors,

Jerry R. Fabian
Secretary

Please do not send your SPARTA common stock certificates to us at this time. If the merger is completed, you will be sent instructions regarding surrender of your certificates.

Proxy Statement

Agreement and Plan of Merger	Appendix A
Delaware General Corporation Law Section 262	Appendix B
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	Appendix C
Unvested Options Example	Appendix D

Summary

This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. Please read this entire proxy statement carefully, including the appendices. In addition, we incorporate by reference important business and financial information about us in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where Stockholders Can Find More Information.” In this proxy statement, the terms “we,” “us,” “our,” “SPARTA” and the “Company” refer to SPARTA, Inc. In this proxy statement, except where otherwise specified, we refer to Cobham Holdings Inc. as “Cobham,” Rocob Acquisition Inc. as “Merger Sub” and Cobham plc as “Parent.”

•	Purpose of Stockholder Vote. You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger dated as of January 15, 2008 by and among SPARTA, Cobham and Merger Sub, which is referred to in this proxy statement as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will be merged with and into SPARTA, and SPARTA will continue as the surviving corporation and a wholly-owned subsidiary of Cobham and an indirect wholly-owned subsidiary of Parent. See “The Special Meeting” beginning on page 10.

•	Parties Involved in the Proposed Transaction. SPARTA is a Delaware corporation. Cobham is a Delaware corporation. Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Cobham. Parent, a public limited company organized under the laws of England and Wales, has guaranteed the payment obligations of Cobham and Merger Sub under the merger agreement. See “The Companies” beginning on page 8.

•	Special Meeting. The stockholders’ vote will take place at a special meeting to be held on April 11, 2008 at SPARTA’s offices, located at 1911 North Fort Myer Drive, 4th Floor, Arlington, VA, 22209 at 9:00 am local time. See “The Special Meeting” beginning on page 10.

•	Required Vote of Our Stockholders. Under Delaware law, the affirmative vote of the holders of a majority of the shares of SPARTA common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger agreement. An abstention will have the same effect as a vote against approval of the merger agreement. Approval to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting. See “The Special Meeting — Quorum and Required Votes” beginning on page 12.

•	Other Conditions. The completion of the merger is also subject to the satisfaction of conditions customary for a transaction of this type, including expiration of the regulatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the receipt of certain governmental approvals, the absence of legal prohibitions to the merger and the absence of a material adverse effect on the Company. See “Regulatory Matters” beginning on page 26, “The Merger Agreement — Representations and Warranties” beginning on page 35 and “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 42.

•	Effect of the Merger on our Outstanding Common Stock. Upon completion of the merger, each issued and outstanding share of SPARTA common stock will be converted into the right to receive $77.60 in cash, less any amounts owed pursuant to any unpaid loan made by SPARTA to acquire such share. See “Special Factors — Certain Effects of the Merger” beginning on page 22.

•	Record Date. You are entitled to vote at the special meeting if you owned shares of SPARTA common stock at the close of business on March 4, 2008, which is the record date for the special meeting. On the record date, 4,906,052 shares of SPARTA common stock were outstanding and entitled to vote at the special meeting. See “The Special Meeting — Record Date; Shares Entitled to Vote” beginning on page 10.

•	Voting Information. You will have one vote for each share of SPARTA common stock that you owned at the close of business on the record date. Before voting your shares of SPARTA common stock, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, please refer to “The Special Meeting — How to Vote Your Shares” beginning on page 11.

•	Board of Directors Recommendation. Our Board of Directors (the “Board of Directors” or the “Board”) has unanimously recommended that our stockholders vote in favor of the adoption of the merger agreement. See “Special Factors — Recommendation of SPARTA’s Board of Directors and Reasons for the Merger” beginning on page 15.

•	Opinion of SPARTA’s Financial Advisor. On January 15, 2008, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) delivered to SPARTA’s Board of Directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration of $77.60 per share in cash to be received by holders of SPARTA common stock pursuant to the merger was fair, from a financial point of view, to those holders. A copy of Merrill Lynch’s written opinion, which sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch, is attached to this proxy statement as Appendix C. Merrill Lynch’s opinion was intended for the use and benefit of SPARTA’s Board of Directors, does not address the merits of the underlying decision by SPARTA to engage in the merger, and does not constitute a recommendation to any SPARTA stockholder as to how that stockholder should vote on the proposed merger or any related matter. Pursuant to an engagement letter between SPARTA and Merrill Lynch, SPARTA has agreed to pay Merrill Lynch a customary fee for its services payable contingent upon consummation of the merger. See “Special Factors — Opinion of SPARTA’s Financial Advisor” beginning on page 18.

•	Interests of Our Directors and Executive Officers in the Merger. Each stockholder is entitled to receive the same merger consideration. However, you should be aware that some of our executive officers and directors have relationships with SPARTA that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. These interests are discussed in detail in the section entitled “Special Factors — Interests of SPARTA’s Directors and Executive Officers in the Merger” beginning on page 23.

•	Merger Financing. The total amount of funds required to complete the merger (including required payments to optionholders) and to pay the equity bonus is anticipated to be approximately $462.5 million. Cobham will finance the merger and the other transactions contemplated by the merger agreement with available cash and undrawn commitments from its existing lenders. The merger is not subject to a financing contingency. See “The Merger — Merger Financing” beginning on page 26.

•	Limitations on Solicitations of Other Offers. We are not permitted to solicit alternative acquisition proposals and may only respond to certain unsolicited proposals. If our Board of Directors determines that an acquisition proposal is a superior proposal, we may terminate the merger agreement so long as we pay a break-up fee. See “The Merger Agreement — Covenants of SPARTA — No Solicitation of Acquisition Proposals; Fiduciary Out” beginning on page 39.

•	Material U.S. Federal Income Tax Consequences of the Merger. Generally, the merger will be a taxable event for U.S. federal income tax purposes. For each share of SPARTA common stock that a stockholder surrenders, such stockholder will recognize a taxable gain or loss in the amount of the difference between $77.60 and such stockholder’s adjusted tax basis in that share of SPARTA common stock. Holders of options to purchase SPARTA common stock from SPARTA, whether vested or unvested, will generally recognize ordinary compensation income in the amount of any payments received in respect of such options. See “Material U.S. Federal Income Tax Consequences” on page 27.

•	Treatment of Outstanding Vested Options. Immediately prior to the effective time of the merger, vested stock options awarded under SPARTA’s equity compensation plans that are outstanding and unexercised will be canceled, and the holders of such options shall receive at the effective time of the merger or as soon as reasonably practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such option and the excess, if any, of $77.60 over the exercise price per share previously subject to such option, less any required withholding taxes. See “The Merger Agreement — Treatment of Stock Options” beginning on page 34.

•	Treatment of Outstanding Unvested Options. At the effective time of the merger, each unvested option (other than unvested options held by non-employee directors) will be canceled automatically in exchange for a new right, which new right will vest in accordance with the existing vesting schedule of the unvested option for which the new right is substituted. Each new right will represent the right of the holder to payment in cash on the date or dates on which the new right vests. The settlement value of a new right will be the greater of (a) the excess of (i) the fair market value on the vesting date of the number of common shares of Cobham plc with respect to which the holder’s rights vest on that date, over (ii) the aggregate exercise price under the corresponding unvested option for the shares of Company common stock that would have otherwise vested on that date, or (b) the excess of (i) the aggregate per share merger consideration for the shares of Company common stock that would have otherwise vested on that date under the corresponding unvested option, over (ii) the aggregate exercise price under the corresponding unvested option for those shares. Prior to the effective time of the merger, our Board of Directors will, consistent with the requirements of the 1997 Stock Plan of SPARTA, Inc. and the 2007 Stock Plan of SPARTA, Inc., amend such plans to provide for the new right described above. All unvested options held by non-employee directors will be accelerated, and the holders of such options shall receive at the effective time or as soon as reasonably practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such option and the excess, if any, of $77.60 over the exercise price per share previously subject to such option, less any required withholding taxes. See “The Merger Agreement — Treatment of Stock Options” beginning on page 34. For an example of how SPARTA’s unvested options (other than unvested options held by non-employee directors) will be treated following the effective time of the merger, please see Appendix D to this proxy statement.

•	Equity Bonus. The Board will adopt a plan providing that, following consummation of the merger, it will distribute employee bonuses not to exceed $15,000,000 in the aggregate. These awards provide a bonus to employees who otherwise would have received gains on the grants of stock options or restricted stock or awards of stock that they are not receiving due to the merger. See “The Merger Agreement — Equity Bonus” on page 35.

•	Management Retention Plan. The Company and Cobham have agreed that the Company will adopt a plan that provides for the grant of awards with an aggregate value of approximately $10,000,000 to senior management employees of the Company. The plan will provide for cash payments to plan participants in three annual installments beginning on the first anniversary of the merger, subject to both the financial performance of SPARTA after the merger and the participant’s continued employment. See “Interests of SPARTA’s Directors and Officers in the Merger — Retention Plan” on page 25.

•	Appraisal Rights. Stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware’s appraisal statute. A copy of Section 262 is included as Appendix B to this proxy statement. See “Appraisal Rights” beginning on page 31 and Appendix B to this proxy statement.

•	Anticipated Closing of the Merger. The merger will be completed after all of the conditions to the merger are satisfied or waived, including the adoption of the merger agreement by our stockholders, the expiration of the regulatory waiting period under the HSR Act, the receipt of certain other governmental approvals, the absence of legal prohibitions to the merger and the absence of a material adverse effect on the Company. We currently expect the merger to be completed in the second quarter of 2008, following receipt of regulatory approvals, although we cannot assure completion by any particular date, if at all. We will issue a press release and letters of transmittal for your use once the merger has been completed. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 42.

•	Termination. The merger agreement may be terminated before the completion of the merger in certain circumstances. See “The Merger Agreement — Termination” beginning on page 43.

•	Break-Up Fees and Expense Reimbursement. The merger agreement contains termination rights for both SPARTA and Cobham. The merger agreement further provides that in certain circumstances, upon termination, SPARTA may be required to pay Cobham a break-up fee of $13,500,000 million or up to $3,000,000 of the reasonably documented expenses of Cobham. In certain other termination events, no payments are required to be made by either party. See “The Merger Agreement — Effect of Termination; Fees and Expenses” beginning on page 43.

•	Additional Information. You can find more information about us in the periodic reports and other information we file with the Securities and Exchange Commission (the “SEC”). This information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 45.

Certain Questions and Answers About the Merger

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the merger. You should still carefully read this entire proxy statement, including the attached appendices.

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials to give you information so that you may determine how to vote in connection with the special meeting of our stockholders.

Q:	When and where is the special meeting?

A:	The special meeting will be held at 9:00 am local time on April 11, 2008, at SPARTA’s offices, located at 1911 North Fort Myer Drive, 4th Floor, Arlington, VA 22209.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to adopt the merger agreement, pursuant to which Merger Sub will merge with and into SPARTA, and SPARTA will continue as the surviving corporation and a wholly-owned subsidiary of Cobham. You are also being asked to consider and vote upon a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Why is the merger being proposed?

A:	Our purpose in proposing the merger is to enable stockholders to receive, upon completion of the merger, $77.60 in cash per share, less any amounts owed pursuant to any loan made by SPARTA for the purpose of acquiring such share. After considering the alternatives available under the circumstances, our Board of Directors unanimously believes the merger is in the best interests of our stockholders. For a more detailed discussion of the conclusions, determinations and reasons of our Board of Directors for recommending that we undertake the merger on the terms of the merger agreement, see “Special Factors — Recommendation of SPARTA’s Board of Directors and Reasons for the Merger” beginning on page 15.

Q:	What will happen in the merger?

A:	In the merger, Merger Sub (which is a newly-incorporated entity formed by Cobham solely for purposes of effecting this transaction) will be merged with and into SPARTA. Merger Sub will cease to exist, and SPARTA will continue as the surviving corporation and a wholly-owned subsidiary of Cobham and an indirect wholly-owned subsidiary of Parent.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $77.60 in cash for each share of SPARTA common stock that you own at the time of the merger, less any amounts owed pursuant to any loan made by SPARTA for the purpose of acquiring the stock.

Q:	What is the recommendation of our Board of Directors?

A:	Based on the factors described in the section entitled “Special Factors — Recommendation of SPARTA’s Board of Directors,” our Board of Directors unanimously recommends that you vote “For” approval of the merger agreement. In the opinion of our Board of Directors the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of SPARTA and its stockholders. See “Special Factors — Recommendation of SPARTA’s Board of Directors.”

Q:	What are the consequences of the merger to present members of management and our Board of Directors?

A:	Like all our other stockholders, members of management and our Board of Directors will be entitled to receive $77.60 in cash per share for each share of SPARTA common stock owned by them, less any amounts owed pursuant to any loan made by SPARTA for the purpose of exercising stock options to acquire such share. All vested options to acquire SPARTA common stock will be cancelled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount by which $77.60 exceeds the exercise price of the option, multiplied by the number of shares of SPARTA common stock underlying the options. The unvested options held by non-employee members of our Board of Directors will be accelerated immediately prior to the effective time of the merger. The unvested options to acquire SPARTA common stock held by members of management and all other employees will be canceled automatically in exchange for a new right, which new payment right will vest in accordance with the existing vesting schedule of the unvested option for which the new right is substituted. Certain members of management will also be eligible to participate in the equity bonus plan and the retention plan to be adopted by SPARTA. For more information, see “Special Factors — Interests of SPARTA’s Directors and Executive Officers in the Merger.”

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “The Merger Agreement — Conditions to the Completion of the Merger.” These conditions include, among others, approval by our stockholders, expiration of the regulatory waiting period under the HSR Act, the receipt of certain governmental approvals, the absence of legal prohibitions to the merger and the absence of a material adverse effect on the Company. If these conditions are not satisfied or waived, the merger will not be completed.

Q:	Who can vote on the merger agreement?

A:	Holders of SPARTA common stock at the close of business on March 4, 2008, the record date for the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

Q:	What vote is required to approve the merger agreement?

A:	The merger agreement must be adopted by the affirmative vote of a majority of the shares of SPARTA common stock outstanding on the record date.

Q:	How many votes do I have?

A:	You have one vote for each share of SPARTA common stock that you own as of the record date.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes and abstentions. Because under Delaware law adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of SPARTA common stock, the failure to vote and abstentions will have exactly the same effect as voting “Against” the merger proposal.

Q:	How do I vote my SPARTA common stock?

A:	Before you vote, you should read this proxy statement in its entirety, including its appendices, and carefully consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. For more information on how to vote your shares, see “The Special Meeting — Record Date; Shares Entitled to Vote” and “The Special Meeting — How to Vote Your Shares.”

Q:	How will my shares held in the SPARTA, Inc. Stock Compensation Plan Rabbi Trust be voted?

A:	If you are a participant of the SPARTA, Inc. Stock Compensation Plan, the trustee of the Stock Compensation Plan will vote all your shares of SPARTA common stock subject to the Stock Compensation Plan in the same proportion that other stockholders vote their shares of SPARTA stock. For more information on how to vote your shares, see “The Special Meeting — How to Vote Your Shares.”

Q:	How will my shares held in the SPARTA, Inc. Profit Sharing Plan Trust be voted?

A:	If you are a participant in the SPARTA, Inc. Profit Sharing Plan, you will receive a proxy card with respect to those shares of SPARTA common stock subject to the Profit Sharing Plan which will provide the trustee of the Profit Sharing Plan with instructions on how to vote those shares. If you are a participant in the Profit Sharing Plan and also hold shares of SPARTA stock outside the Profit Sharing Plan, you will only receive one proxy card and all your shares will be voted according to your vote on that proxy card. For more information on how to vote your shares, see “The Special Meeting — How to Vote Your Shares.”

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of SPARTA common stock outstanding on the record date, and not just the shares that are voted. If you do not vote, it will have the exact same effect as a vote “Against” the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of SPARTA common stock upon completion of the merger, unless you properly exercise your appraisal rights. See “The Special Meeting” and “Appraisal Rights” beginning on pages 10 and 31 respectively and Appendix B to this proxy statement.

Q:	When should I send in my stock certificates?

A:	After the special meeting, if the merger agreement is adopted, you will receive a letter to complete and return to Wells Fargo Bank, N.A, referred to herein as the “paying agent.” In order to receive the $77.60 in cash per share merger consideration as soon as reasonably practicable following the completion of the merger, you must send the paying agent your validly completed letter of transmittal together with your SPARTA stock certificates as instructed in the separate mailing. You should not send your stock certificates now.

Q:	When can I expect to receive the merger consideration for my shares?

A:	If the merger is completed, a letter of transmittal and other documents will be sent to you. Once you have submitted your properly completed letter of transmittal, SPARTA stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration.

Q:	I do not know where my stock certificate is — how will I get my cash?

A:	Please use diligence to locate your stock certificates. The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include documentation that you will need to sign attesting to the loss of your certificate, and if required by the surviving corporation, may include instructions for posting a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificates.

Q:	What happens if I transfer my shares of SPARTA common stock before the special meeting?

A:	The record date for stockholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of SPARTA common stock after the record date but before the special meeting, if such a transfer is otherwise permitted, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Will my shares held in another form of record ownership be combined for voting purposes with shares I hold of record?

A:	Yes. If you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive one proxy card for all the shares that you beneficially own.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of SPARTA common stock that are registered under different names. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	When do you expect the merger to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. Prior to completion of the merger, the merger agreement must be adopted by our stockholders and the other conditions to the merger must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the second quarter of 2008, following receipt of regulatory approvals, although we cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	Generally, the merger will be a taxable event for U.S. federal income tax purposes. For each share of SPARTA common stock that a stockholder surrenders, such stockholder will recognize a taxable gain or loss in the amount of the difference between $77.60 and such stockholder’s adjusted tax basis in that share of SPARTA common stock. Holders of options to purchase SPARTA common stock from SPARTA, whether vested or unvested, will generally recognize ordinary compensation income in the amount of any payments received in respect of such options. See “Material U.S. Federal Income Tax Consequences.”

The tax consequences of the merger to you will depend on your individual circumstances. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	What happens if I do not return a proxy card?

A:	Your failure to return your proxy card will have the same effect as voting “Against” adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by another nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

• First, you can send a written notice to the SPARTA corporate secretary stating that you would like to revoke your proxy;

• Second, you can complete and submit a new proxy in writing; or

• Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

Q:	What rights do I have to seek a valuation of my shares?

A:	Under Delaware law, stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware’s appraisal statute. A copy of Section 262 is included as Appendix B to this proxy statement.

Q:	Will the current Board of Directors continue as the board of SPARTA following completion of the merger?

A:	Should the merger occur, the composition of the Board of SPARTA will be determined by Cobham, subject to SPARTA’s organizational documents and any applicable regulations.

Q:	When will SPARTA’s name change?

A:	There is no requirement pursuant to the merger agreement that SPARTA change its name, therefore it is unknown when SPARTA’s name will change, if at all.

Q:	Who can help answer my questions?

A:	You may call our proxy solicitor MacKenzie Partners, Inc. toll-free at (800) 322-2885 if you have questions about the merger agreement or the merger, including the procedures for voting your shares. You may also contact Jerry Fabian at (949) 583-2305 or David Schreiman at (703) 647-2410.

Introduction

This proxy statement and the accompanying form of proxy are being furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the special meeting to be held at SPARTA’s offices, located at 1911 North Fort Myer Drive, 4th Floor, Arlington, VA 22209, on April 11, 2008 at 9:00 am local time.

We are asking our stockholders to vote on the adoption of the merger agreement dated as of January 15, 2008 by and among SPARTA, Cobham and Merger Sub. Cobham is a wholly-owned subsidiary of Parent, a public limited company organized under the laws of England and Wales. If the merger is completed, SPARTA will continue as the surviving corporation, a wholly-owned subsidiary of Cobham, and our stockholders (other than those who perfect their appraisal rights under Delaware law) will have the right to receive $77.60 in cash, without interest, for each share of SPARTA common stock that they own, less any amounts owed pursuant to any loan made by SPARTA for the purpose of exercising stock options to acquire such share.

The Companies

SPARTA, Inc.

SPARTA, Inc., a Delaware corporation, is a broad-based, employee-owned company that provides world-class technical products and services to the defense, intelligence, and homeland security sectors of the federal government. Since SPARTA’s inception in 1979, it has successfully applied outstanding intellectual talent and expertise to help solve major national defense and intelligence challenges. SPARTA focuses on problems that require critical technical analysis, innovative engineering solutions, and expert acquisition support and has established a reputation for integrity, technical excellence, and customer satisfaction.

Additional information about SPARTA’s business is set forth in SPARTA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. See “Where You Can Find More Information” on page 45.

SPARTA, Inc.
25531 Commercentre Dr.
Suite 120
Lake Forest, CA 92630
Telephone: (949) 768-8161

Cobham Holdings Inc.

Cobham Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Parent, is the holding company for Parent’s United States businesses.

Cobham Holdings Inc.
10 Cobham Drive
Orchard Park, NY 14127
Telephone: (716) 662-0006

Rocob Acquisition Inc.

Rocob Acquisition Inc., a Delaware corporation, was formed solely for the purpose of acquiring SPARTA. Rocob Acquisition Inc. is wholly-owned by Cobham and has not engaged in any business except in anticipation of the merger.

Rocob Acquisition Inc.
c/o Cobham Holdings Inc.
10 Cobham Drive
Orchard Park, NY 14127
Telephone: (716) 662-0006

Cobham plc

Cobham plc, a public limited company organized under the laws of England and Wales, is an international company engaged in the development, delivery and support of advanced aerospace and defense systems for land, sea and air platforms. Cobham plc has four divisions specializing in the provision of components, subsystems and services that keep people safe, improve communications and enhance the performance of platforms: Cobham Avionics and Surveillance; Cobham Defense Electronics Systems; Cobham Mission Systems; and Cobham Aviation Services. Cobham plc generates annual revenues in excess of £1 billion on the strengths of its partners and customers in more than 100 countries and its workforce of more than 10,000 highly skilled people across five continents.

Cobham plc
Brook Road
Wimborne
Dorset BH21 2BJ
Telephone: +44 (0) 1202 882 020

Cautionary Statements Concerning Forward-Looking Information

Certain statements contained in this proxy statement regard matters that are not historical facts and are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the Securities Act of 1934, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Forward-looking statements can often be identified by their use of words such as “may,” “will,” “expects,” “plans,” “estimates,” “intends,” “believes,” or “anticipates,” and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning anticipated sources of revenue, expected national defense priorities, anticipated levels of government funding, and our estimates, assumptions and judgments. All forward-looking statements involve risks and uncertainties that are difficult to predict. Those risks and uncertainties include, among others, the variability of government funding, changing priorities of Presidential Administrations and/or Congress, changing geopolitical conditions, possible changes in government procurement procedures, the availability of highly skilled and educated employees required by SPARTA, and other matters discussed here and elsewhere in the SEC filings of SPARTA.

Additional factors related to the merger that could cause actual results to differ materially include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against SPARTA and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the HSR, and the receipt of other required regulatory approvals; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (5) the ability to recognize the benefits of the merger; and (6) the amount of the costs, fees, expenses and charges related to the merger.

All forward-looking statements speak only as of the date of this proxy statement, and are based on the information available to us at that time. Such information is subject to change, and we will not necessarily inform you of such changes. The forward-looking statements are not guarantees of future events and, therefore, SPARTA’s performance could differ materially and adversely from those contemplated by any forward-looking statements as a result of various factors, some of which are discussed in this proxy statement and the other filings that we make from time to time with the Securities and Exchange Commission, which you should carefully review.

We undertake no obligation to publicly revise or update any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this proxy statement.

All information contained in this proxy statement describing Cobham and Merger Sub has been supplied by Cobham and Merger Sub and has not been independently verified by SPARTA.

The Special Meeting

Date, Time & Place

The enclosed proxy is solicited on behalf of our Board of Directors for use at a special meeting of our stockholders to be held on April 11, 2008, at 9:00 am local time, or at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at SPARTA’s offices, located at 1911 Fort Myer Drive, 4th Floor, Arlington, VA 22209. SPARTA intends to commence mailing of this proxy statement and the accompanying proxy card to our stockholders on or about March 7, 2008.

Proposals to be Considered

At the special meeting, our stockholders are being asked to consider and vote upon a proposal to approve the merger agreement. Our stockholders are also being asked to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

SPARTA does not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

Record Date; Shares Entitled to Vote

Only holders of record of SPARTA common stock at the close of business on March 4, 2008 are entitled to notice of and to vote at the special meeting. At the close of business on March 4, 2008, 4,906,052 shares of SPARTA common stock were outstanding and entitled to vote. A list of our stockholders will be available for review at our executive offices during regular business hours after the date of this proxy statement and through the date of the special meeting. Each holder of record of SPARTA common stock on the record date will be entitled to one vote for each share held.

How to Vote Your Shares

Each share of SPARTA common stock outstanding on March 4, 2008, the record date for stockholders entitled to vote at the special meeting, is entitled to vote at the special meeting. The affirmative vote of holders of a majority of the outstanding shares of SPARTA common stock is required to approve the merger agreement. If you are a participant of the SPARTA, Inc. Stock Compensation Plan, the trustee of the Stock Compensation Plan will vote all your shares of SPARTA stock subject to the Stock Compensation Plan in the same proportion that other stockholders vote their shares of SPARTA stock. If you are a participant in the SPARTA, Inc. Profit Sharing Plan, you will receive a proxy card with respect to those shares of SPARTA stock subject to the Profit Sharing Plan which will provide the trustee of the Profit Sharing Plan, with instructions on how to vote those shares. If you are a participant in the Profit Sharing Plan and also hold shares of SPARTA stock outside of the Profit Sharing Plan, you will only receive one proxy card and all of your shares will be voted according to your vote on that proxy card. In order to have all of your shares counted at the meeting, you must complete and submit all cards that you receive. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of SPARTA common stock, failure to vote your shares of SPARTA common stock (including if you hold through a broker or other nominee) will have exactly the same effect as a vote against the merger agreement.

You may vote your shares in either of the following ways:

Voting by mail.  If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting in person.  You can also vote by appearing and voting in person at the special meeting. If your SPARTA shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor from the holder of record to be able to vote at the special meeting.

If you vote your shares of SPARTA common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card. If no instructions are indicated on your signed proxy card, all of your shares of SPARTA common stock will be voted “For” the adoption of the merger agreement and the approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy by mail even if you plan to attend the special meeting in person.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent instructions regarding the procedures for exchanging your existing SPARTA stock certificates for the $77.60 in cash per share payment.

How to Change Your Vote

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it anytime before it is voted. It may be revoked and/or changed at any time before it is voted at the special meeting by:

•	giving written notice of revocation to SPARTA’s Corporate Secretary;

•	submitting a later-dated written proxy; or

•	attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.

If your SPARTA shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor from the holder of record to be able to vote at the special meeting.

Proxies; Counting Your Vote

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted “For” adoption of the merger agreement, “For” the approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement and in the discretion of the persons named in the proxy with respect to any other business that may properly come before the special meeting or any adjournment of the special meeting. You may also vote in person by ballot at the special meeting.

Quorum and Required Votes

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of SPARTA common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

The affirmative vote of holders of a majority of the outstanding shares of SPARTA common stock is required to approve the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the outstanding shares of SPARTA common stock on the date of record, failure to vote your shares of SPARTA common stock (including if you hold through a broker or other nominee) will have exactly the same effect as a vote against the merger agreement.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of stockholders holding a majority of the shares present in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting.

Expenses Related to Proxy Solicitations

SPARTA is making this proxy solicitation and will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of SPARTA may solicit proxies by mail or in person. However, they will not be paid for soliciting proxies. SPARTA will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from, those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. MacKenzie Partners, Inc. has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive customary fees for the services provided, plus reimbursement of out-of-pocket expenses.

Adjournments

Although it is not expected, the special meeting may be adjourned for any reason by either the Chairman of the meeting or the holders of a majority in voting power of the stock entitled to vote at the meeting. When a meeting is adjourned to another time or place, notice need not be provided of the place (if any), date and time, and the means of remote communications (if any) for stockholders and proxy holders to be deemed present in person and vote at such adjourned meeting if the adjournment is announced at the meeting. If, however, the date of the adjourned meeting is more than 30 days after the date for which the special meeting was originally called, or if a new record date is fixed, notice of place (if any), date and time, and the means of remote communications (if any) must be provided. Such notice will be mailed to you or transmitted electronically to you and will be provided not less than 10 days nor more than 60 days before the date of the adjourned meeting and will set forth the purpose of the meeting.

Other Matters

Our Board of Directors is not aware of any business to be brought before the special meeting other than that described in this proxy statement.

Special Factors

Background of the Merger

Although SPARTA is a public company for SEC reporting purposes, it is not traded on any securities exchange and there is no active trading market in SPARTA common stock. SPARTA’s outstanding shares are held entirely by current and former employees and directors. SPARTA creates liquidity for these stockholders and implements repurchase rights by conducting periodic stock repurchases using a purchase price derived from a formula approved by its Board of Directors. The resulting valuation of SPARTA common stock is reviewed annually by a nationally recognized valuation firm. The most recent per share purchase prices resulting from the application of this formula are set forth below:

April 23, 2007	$43.86
July 23, 2007	$44.93
October 22, 2007	$48.77
January 22, 2008	$49.77

On several occasions, SPARTA has received unsolicited inquiries from companies about the possibility of exploring business combination transactions. In the past, upon receipt of such proposals, the Board has evaluated such proposals and determined that such proposals would not result in sufficient value to warrant further inquiry into a possible transaction. On a few occasions, the Board has conducted informal surveys of significant stockholders soliciting their input as to whether the value presented by such proposal would be sufficient to warrant a sale of the Company in the opinion of such stockholders.

In May 2007, the Board received an inquiry from a company with regard to a possible acquisition of SPARTA at a price representing a premium to the then-current formula stock price of $43.86 per share. Additionally, in May 2007, representatives of SPARTA had various conversations with representatives of another company regarding a potential business combination transaction. As part of its review of these developments, SPARTA conducted an informal survey of 80 stockholders and ascertained that a sale at such a price was attractive to a number of stockholders.

On June 2, 2007, the Board met to consider the offer presented by the first company, to review the status of discussions with the second company and to discuss the possibility of a transaction generally. The Board decided to move forward in exploring a potential sale of the Company.

During June 2007, David Schreiman, Chief Financial Officer of the Company, met with representatives of three investment banks, including Merrill Lynch. On July 20, 2007, SPARTA’s Board met to review the proposals submitted by these investment banks and authorized two of its Board members, Wayne Winton and Rockell Hankin, to serve as a committee for purposes of selecting a financial advisor. On July 25, 2007, Mr. Winton, Mr. Hankin and Mr. Schreiman held separate meetings with representatives of Merrill Lynch and one other firm at a hotel near the Company’s office in Arlington, Virginia. On July 26, 2007, Mr. Winton and Mr. Hankin decided to engage Merrill Lynch to serve as financial advisor in the exploration of a potential sale of SPARTA.

From August 10, 2007 through September 10, 2007, Merrill Lynch, on behalf of the Company, made contact with 47 parties that the Company and Merrill Lynch had identified as potentially interested parties. Of these 47 potential bidders, 38 bidders expressed an interest in receiving additional information and were subsequently sent a short informational sheet on the Company as well as a confidentiality agreement. 23 bidders executed a confidentiality agreement with the Company and received a longer descriptive memorandum containing certain non-public information regarding the Company.

From September 12, 2007 through September 28, 2007, representatives of Merrill Lynch met, on behalf of the Company, for informational meetings with 13 of the bidders either at the bidder’s site or by telephone. On September 20, 2007, letters were sent to 19 of the 23 bidders who had executed confidentiality agreements with the Company requesting that such bidders submit an initial indication of interest. In light of these events, on September 28, 2007, SPARTA’s Board conducted another survey of its major stockholders soliciting their feedback on the price at which such stockholders would be inclined to vote in favor of a sale of the Company.

On October 4, 2007, the Company received ten non-binding initial indications of interest from bidders expressing a wide range of values.

SPARTA’s Board, together with representatives of Merrill Lynch and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), legal counsel to SPARTA, met on October 9, 2007 to review and consider the initial indications of interest. Following the meeting, the Board decided to proceed with the four parties who had presented the highest initial indications of interest, including Cobham and three other bidders. Shortly after the October 9 meeting, the four parties were contacted and advised that the Board had selected them to move on to the next phase of the auction process.

In late October, 2007, the four bidders were invited onto SPARTA’s electronic data room and thereafter commenced their due diligence review of SPARTA. From October 24, 2007 through November 1, 2007, Troy Crites, President of SPARTA’s Mission Systems’ Sector, Randy Morgan, President of SPARTA’s Missile Defense Sector and Maureen Baginski, President of SPARTA’s National Security Systems Sector, together with Mr. Schreiman and representatives of Merrill Lynch held a management presentation at Gibson Dunn’s offices in Washington, D.C. for each of the four bidders. During the week of November 19, 2007, representatives of Cobham and two of the other bidders each met separately with members of SPARTA’s management, including Mr. Schreiman, Jody Chiaro, Director of Human Resources and Ray Greitlein, Chief Information Officer, for due diligence purposes.

On November 30, 2007, one of the bidders advised representatives of Merrill Lynch that it was dropping out of the auction process citing concerns with potential post-merger employee retention and the fact that the bidder itself was undergoing an internal restructuring and therefore was not fully equipped to complete a major acquisition at that point in time.

Over the following two weeks, representatives of one of the bidders and Cobham separately held several telephonic due diligence sessions with Mr. Crites, Mr. Morgan and Ms. Baginski, as well as additional sessions with Mr. Schreiman and Ms. Chiaro.

On December 5, 2007, another bidder informed Merrill Lynch that it too would be dropping out of the process. Specifically, it expressed concern regarding current debt financing markets, as well as lack of visibility into future funding for the Missile Defense Agency.

On December 19, 2007, bid packages were received from the remaining two bidders. Cobham’s bid proposed a per share purchase price of $77.95 per share in cash. The other bidder’s bid proposed a lower per share purchase price than Cobham’s bid, and was comprised of both stock and cash. Each company also submitted a proposed markup of the merger agreement. On December 24, 2007, SPARTA’s Board held a telephonic meeting to review the bid proposals and merger agreements submitted by Cobham and the other bidder. At the meeting, the Board reviewed each proposal in detail with representatives of Merrill Lynch and Gibson Dunn. After lengthy deliberation and review, the Board unanimously decided to proceed with the Cobham offer. Subsequently, a representative of Merrill Lynch contacted Warren Tucker of Cobham to advise him that the Board had tentatively selected Cobham as the winning bidder.

During the week of January 7, 2008, Cobham and its advisors held additional due diligence meetings with various SPARTA representatives, including Ms. Baginski, Cindy Marinkovich, SPARTA’s controller, and Mr. Schreiman, as well as representatives of Ernst & Young LLP, SPARTA’s outside auditors.

From December 27, 2007 through January 15, 2008, representatives of Gibson Dunn met telephonically with representatives of Jaeckle Fleischmann & Mugel, LLP (“Jaeckle Fleischmann”), counsel to Cobham, to negotiate the terms of the merger agreement. During this period, it came to the parties’ attention that there was a discrepancy in the share numbers used to calculate the per share purchase price as well as in the respective parties’ understanding of the treatment of the equity bonus. Based on these discrepancies, the per share merger consideration was revised to $77.60.

On January 15, 2008, the Board held a meeting in Arlington, Virginia together with representatives of Merrill Lynch and Gibson Dunn. At this meeting, Merrill Lynch delivered a presentation to the Board regarding the financial aspects of the transaction, and delivered to SPARTA’s Board of Directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by holders of SPARTA common stock pursuant to the merger was fair, from a financial point of view, to those holders. Additionally, Jennifer Bellah Maguire of Gibson Dunn provided the Board with a detailed summary of the merger agreement. After consideration and deliberation, the Board unanimously resolved to approve the merger agreement and the proposed merger and to recommend that the Company’s stockholders adopt the merger agreement at a special meeting.

After the completion of the Board meeting, representatives of Gibson Dunn and Jaeckle Fleischmann completed negotiating the remaining details of the merger agreement. Later that day, the parties executed the merger agreement.

Recommendation of SPARTA’s Board of Directors and Reasons for the Merger

At its meeting on the morning of January 15, 2008, our Board unanimously determined that, subject to receiving the written opinion from Merrill Lynch confirming its oral opinion to the effect that that the merger consideration of $77.60 per share was fair to our stockholders from a financial point of view, the terms of the merger agreement and the proposed merger are advisable and fair to, and in the best interests of, our stockholders and unanimously approved and adopted the merger agreement and the merger.

Our Board of Directors recommends that you vote FOR the adoption of the merger agreement.

In recommending the adoption of the merger agreement, our Board considered a number of factors that it believes support its recommendation, including:

•	as discussed in the section entitled “— Background of the Merger,” following our authorization to explore a sale of the company, Merrill Lynch conducted a broad market check on behalf of the Company and contacted 47 potentially interested parties and inquired whether they might be interested in a possible transaction with us. Each of these companies that expressed a current interest in a possible transaction was afforded ample time and information to submit an offer;

•	the fact that the merger consideration of $77.60 per share, all in cash, represented a substantial premium over the formula price of our common stock (which has been our only source of liquidity for stockholders) over periods of time before the public announcement of the merger agreement, namely, a 76.9% premium over the formula price at April 23, 2007, a 72.7% premium over the formula price at July 23, 2007 and a 59.11% premium over the formula price at October 22, 2007;

•	our Board felt that the merger consideration was negotiated on an arm’s-length basis and represented the highest price that could be negotiated at the time for a transaction;

•	our Board’s consultation and advice from management, with financial advisors and with legal counsel;

•	the financial analyses and presentation by Merrill Lynch and its opinion dated January 15, 2008 to our Board to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by holders of SPARTA common stock pursuant to the merger was fair, from a financial point of view, to those holders, which analyses and opinion our Board considered in their totality. See Appendix C to this proxy statement and “— Opinion of SPARTA’s Financial Advisor” beginning on page 18 of this proxy statement for more information on the analyses and opinion, including the assumptions made, matters considered and limits of review;

•	the proposed merger is for cash only, which provides more certainty of value to our stockholders compared to a transaction pursuant to which stockholders receive stock or other non-cash consideration that could fluctuate in value, and our stockholders’ investment will not be subject to any future risks related to our business;

•	the ability of SPARTA’s stockholders to recognize a significant cash value through the proceeds of the merger versus the risk of continuing to operate as a stand-alone company, taking into account uncertainties regarding future military needs and budgetary constraints of governmental authorities, the unpredictability of future economic conditions, and the uncertainty of achieving management’s projections;

•	the treatment of SPARTA’s unvested stock options, including the ability of SPARTA’s option holders to receive on the applicable vesting date, at a minimum, the difference between the merger consideration of $77.60 and the exercise price of such stock option, coupled with the opportunity to take advantage of future gains in Parent’s stock value;

•	the Board’s belief that a merger with Cobham was more favorable to SPARTA’s stockholders than remaining independent based on the potential value of such alternative and the risks associated with remaining independent, including risks associated with winning new contracts, generating organic revenue growth and performing on existing contracts, the risk that SPARTA would not be able to produce improved operating results in its core defense business given the current uncertainties on future levels of funding by the Department of Defense, the risk and costs associated with the U.S. government’s Base Realignment and Closure plan, as well as the restructuring of the Missile Defense Agency, the risk of competition against larger defense contractors in light of the loss of SPARTA’s small business status in 2004 and the risk of finding other suitable acquirors who would be willing to acquire SPARTA at the valuation offered by Cobham;

•	the terms of the merger agreement, including the price, and the conditions to closing the merger and the likelihood of closing the transaction (including the absence of a financing condition);

•	subject to certain conditions, including the payment of a termination fee under certain circumstances, the terms of the merger agreement allow our Board to exercise its fiduciary duties to consider potential alternative transactions and to withdraw its recommendation to our stockholders to adopt the merger and to terminate the merger agreement to accept a superior acquisition proposal;

•	Cobham’s strong financial position to consummate the transactions contemplated by the merger agreement, including the equity bonus and the management retention plan payments;

•	that Cobham intends to provide SPARTA with sufficient financial resources to execute SPARTA’s business plans and hopes to make acquisitions to leverage SPARTA’s management capability and create a larger scale strategic business unit within Cobham, and the Board’s belief that Cobham is well positioned, both financially and strategically to execute such plans;

•	the Board’s view that Cobham has a strong international reputation and significant experience as a U.S. defense contractor as well as a proven history of consummating acquisitions of other companies in the U.S. defense industry, including other companies that perform classified work for the U.S. government;

•	the Board’s view that Cobham’s intent to operate SPARTA as a strategic business unit would minimize the risks of organizational disruption at SPARTA following the merger, including, but not limited to, the risk that SPARTA’s employees would lose their jobs;

•	the additional incentives offered to SPARTA’s employees provided by the equity bonus and management retention plan;

•	that the terms of the merger agreement require Cobham to maintain employee benefits that are substantially comparable to SPARTA’s current employee benefits for at least one year following the closing;

•	the fact that in response to the survey conducted by the Board on September 28, 2007, 82% of those surveyed indicated that they would definitely or likely vote in favor of a sale of SPARTA at a per share price equal to or greater than $75.00;

•	SPARTA’s historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position, and general economic and stock market conditions;

•	the Board’s knowledge of Cobham’s business and operations and in particular, the fact that Cobham has not historically operated in the same line of business as SPARTA minimizing the risk that antitrust approval would not be obtained;

•	that the merger is subject to receipt of approval by our stockholders; and

•	under Delaware law, our stockholders have the right to demand appraisal of their shares, which rights are described below under “— Appraisal Rights” beginning on page 31 and Appendix B.

Our Board also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•	the fact that SPARTA would no longer be an employee-owned company and the impact that may have on SPARTA’s employees;

•	the fact that SPARTA’s stockholders will not participate in any future earnings or growth of SPARTA and will not benefit from any appreciation in the value in SPARTA’s common stock after the merger;

•	the fact that certain conditions to the closing of the merger must be met, including regulatory approvals;

•	the risks and costs to SPARTA if the merger is not closed, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•	the fact that an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or the termination of the merger agreement without the consent of Cobham (not to be unreasonably withheld), which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company;

•	the fact that, under the terms of the merger agreement, we are restricted in our ability to solicit alternative acquisition proposals;

•	the termination fee of $13.5 million, payable by us upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirors to propose an alternative transaction that may be more advantageous to our stockholders;

•	the fact that, under the terms of the merger agreement, SPARTA would be required to reimburse Cobham for reasonable and documented expenses incurred in connection with the transactions contemplated by the merger agreement in an amount up to $3,000,000 in the event SPARTA’s stockholders fail to approve the merger; and

•	the fact that, under the terms of the merger agreement, certain of our directors and executive officers have interests in connection with the merger that are different from, or in addition to, the interests of our stockholders generally (see “Special Factors — Interests of SPARTA’s Directors and Executive Officers in the Merger” beginning on page 23).

SPARTA’s Board based its ultimate decision on its business judgment that the benefits and risks of pursuing the merger significantly outweigh the benefits and risks of alternatives currently available to the Company, including remaining independent. The Board unanimously concluded that the merger consideration of $77.60 per share of common stock was fair to our stockholders from a financial point of view and that the merger agreement and the merger contemplated thereby is advisable and fair to, and in the best interest of our stockholders.

The preceding discussion is not, and is not intended to be, exhaustive, but, rather, includes material factors considered by SPARTA’s Board. In light of the number and the wide variety of positive and negative factors that our Board considered in connection with its evaluation of the proposed merger and the complexity of these matters, our Board did not find it practicable, and has not tried, to quantify, rank or otherwise assign relative weights to the specific factors it considered. Individual members of our Board may have given different weight to different factors. Our Board considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

Opinion of SPARTA’s Financial Advisor

On January 15, 2008, Merrill Lynch delivered to SPARTA’s Board of Directors its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by holders of SPARTA common stock pursuant to the merger was fair, from a financial point of view, to those holders. A copy of Merrill Lynch’s written opinion is attached to this proxy statement as Appendix C.

Merrill Lynch’s written opinion sets forth the assumptions made, matters considered and limits on the scope of review undertaken by Merrill Lynch. SPARTA encourages its stockholders to read Merrill Lynch’s opinion carefully and in its entirety. Merrill Lynch’s opinion was intended for the use and benefit of SPARTA’s Board of Directors, does not address the merits of the underlying decision by SPARTA to engage in the merger, and does not constitute a recommendation to any SPARTA stockholder as to how that stockholder should vote on the proposed merger or any related matter. Merrill Lynch was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of SPARTA, other than the holders of SPARTA common stock. In rendering its opinion, Merrill Lynch expressed no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the consideration to be received by the holders of SPARTA common stock pursuant to the merger. Merrill Lynch’s opinion was authorized for issuance by the U.S. fairness opinion (and valuation) committee of Merrill Lynch. This summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion attached to this proxy statement as Appendix C.

In arriving at its opinion, Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to SPARTA that it deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of SPARTA furnished to it by SPARTA;

•	conducted discussions with members of senior management and representatives of SPARTA concerning the matters described in the preceding two bullet points;

•	reviewed the results of operations of SPARTA and compared them with those of certain publicly traded companies that it deemed to be relevant and also reviewed the market prices and valuation multiples of those publicly traded companies;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

•	participated in certain discussions and negotiations among representatives of SPARTA and Cobham and their financial and legal advisors;

•	reviewed a draft of the merger agreement dated January 15, 2008; and

•	reviewed such other financial studies and analyses and took into account such other matters as were deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of SPARTA and was not furnished with any such evaluation or appraisal, nor did it evaluate the solvency or fair value of SPARTA under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of SPARTA. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by SPARTA, Merrill Lynch assumed that such financial forecast information was reasonably prepared and reflected the best currently available estimates and judgment of

SPARTA’s management as to the expected future financial performance of SPARTA. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft it reviewed.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date thereof.

At the January 15, 2008 meeting of SPARTA’s Board of Directors and in connection with preparing its opinion, Merrill Lynch made a presentation of certain financial analyses of the merger. The following is a summary of the material analyses contained in the presentation that was delivered to SPARTA’s Board of Directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by it in connection with its opinion operated collectively to support its determinations as to the fairness from a financial point of view of the consideration offered to the holders of SPARTA common stock pursuant to the merger. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Merrill Lynch made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by holders of SPARTA common stock on the basis of the financial analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.

With respect to the comparable company and comparable transactions analyses summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to SPARTA or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

The estimates of future performance of SPARTA provided by SPARTA’s management in or underlying Merrill Lynch’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond SPARTA’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

The consideration payable in the merger was determined through negotiation between SPARTA and Cobham and the decision to enter into the merger agreement was solely that of SPARTA and Cobham. The opinion and financial analyses of Merrill Lynch were only one of many factors considered by SPARTA’s Board of Directors in its evaluation of the merger and should not be viewed by SPARTA’s stockholders as determinative with respect to the merger or the consideration offered.

Transaction Overview

The equity value of SPARTA in the merger is approximately $519.3 million, based upon the consideration to be received by holders of SPARTA common stock pursuant to the merger of $77.60 per share and approximately 6.692 million diluted shares of SPARTA common stock outstanding (assuming inclusion of outstanding stock options and restricted stock units). The firm value of SPARTA in the merger is approximately $431.1 million based upon an equity value of the merger of $519.3 million, adjusted for approximately $13.1 million in debt, approximately $44.6 million in cash and marketable securities, approximately $71.7 million in options proceeds and a $15 million bonus to employees who otherwise would have received grants of stock options or restricted stock that they are not receiving due to the merger.

Analysis of SPARTA

Comparable Public Companies Analysis.  Merrill Lynch performed a comparable public companies analysis to estimate the implied equity value ranges per share of SPARTA common stock. Using publicly available information, Merrill Lynch compared certain financial and operating information for SPARTA with corresponding financial and operating information, as well as ratios and valuation multiples, for the following seven publicly traded companies that Merrill Lynch deemed relevant to its analysis:

•	Applied Signal Technology, Inc.

•	CACI International Inc.

•	ManTech International Corporation

•	SAIC, Inc.

•	SI International Inc.

•	SRA International, Inc., and

•	Stanley, Inc.

Using publicly available information and research estimates, Merrill Lynch calculated for each of these companies, the ratio of enterprise value, defined as the market capitalization plus total debt, minority interests and preferred stock, less cash and marketable securities, to estimated earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for calendar year 2008, which is referred to below as “Enterprise Value/2008E EBITDA.” To calculate these valuation multiples, Merrill Lynch used EBITDA projections obtained from Wall Street research, First Call EPS estimates as of January 11, 2008 and the closing trading prices of the equity securities of each identified company on January 11, 2008.

This analysis showed the following:

Comparable Companies

Multiple	High		Low		Mean		Median

Enterprise Value/2008E EBITDA	13.6	x	6.8	x	9.4	x	9.0	x

Merrill Lynch estimated implied equity value ranges per share of SPARTA common stock using estimated 2008 EBITDA for SPARTA provided by SPARTA management. Using a reference range of 8.0x to 12.0x SPARTA’s estimated EBITDA for calendar year 2008, after adding net cash (cash less debt and the equity bonus) and option proceeds and dividing by the fully diluted shares of SPARTA common stock outstanding, this analysis indicated implied values per share of SPARTA common stock, rounded to the nearest $0.25, of approximately $58.50 to $81.25, compared to the consideration pursuant to the merger of $77.60 per share of SPARTA common stock.

No company used in the above analysis is identical to SPARTA. In evaluating companies identified by Merrill Lynch as comparable to SPARTA or SPARTA’s businesses or otherwise relevant to its analysis of SPARTA, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which matters are beyond SPARTA’s control. A complete analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading values of such companies.

Selected Acquisition Comparables Analysis.  Using publicly available information, Merrill Lynch examined certain multiples paid in the following transactions:

Month and
Year of
Acquiror	Target	Announcement

BAE Systems, Inc.	MTC Technologies, Inc.	December 2007
CACI International Inc.	Athena Innovative Solutions, Inc.	September 2007
SRA International, Inc.	Constella Group, LLC	June 2007
Harris Corporation	Multimax Incorporated	May 2007
ManTech International Corporation	SRS Technologies, Inc.	April 2007
QinetiQ Group plc	Analex Corporation	January 2007
Perot Systems Corporation	QSS Group, Inc.	December 2006
SRA International, Inc.	RABA Technologies, LLC	October 2006
General Dynamics Corporation	SNC Technologies Inc.	February 2006
CACI International Inc.	Information Systems Support, Inc.	December 2005
General Dynamics Corporation	Anteon International Corporation	December 2005
General Dynamics Corporation	FC Business Systems, Inc	December 2005
QinetiQ Group plc	Apogen Technologies, Inc.	August 2005
ManTech International Corporation	Gray Hawk Systems, Inc.	May 2005
Nortel Networks Limited	PEC Solutions, Inc.	April 2005

In its analysis, Merrill Lynch derived multiples for SPARTA and the selected transactions, calculated as follows:

•	the ratio of transaction value to revenues for the latest-twelve-months, or “LTM,” preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM Revenues,” and

•	the ratio of transaction value to LTM EBITDA for the period preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM EBITDA.”

This analysis indicated the following:

Selected Comparable Acquisition Multiples

Multiple	High		Low		Mean		Median

Transaction Value/LTM Revenues	2.2	x	0.8	x	1.4	x	1.4	x
Transaction Value/LTM EBITDA	17.6	x	7.0	x	13.9	x	13.7	x

Using a reference range of 1.10x to 1.50x SPARTA’s revenues for fiscal year 2007, after adding net cash and option proceeds and dividing by the fully diluted shares of SPARTA common stock outstanding, this analysis indicated a range of implied values per share of SPARTA common stock, rounded to the nearest $0.25, of approximately $61.75 to $79.25. Using a reference range of 10.0x to 14.0x, SPARTA’s EBITDA for fiscal year 2007, after adding net cash (cash less debt and the equity bonus) and option proceeds and dividing by the fully diluted shares of SPARTA common stock, this analysis indicated a range of implied values per share of SPARTA common stock, rounded to the nearest $0.25, of approximately $64.50 to $85.00. These ranges of implied values per share of SPARTA common stock compared to the consideration pursuant to the merger of $77.60 per share of SPARTA common stock.

No selected comparable company or transaction is identical to SPARTA or the merger. Accordingly, an analysis of the resulting multiples of the selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

Discounted Cash Flow Analysis.  Merrill Lynch performed a discounted cash flow, or DCF, analysis for SPARTA, using financial forecasts provided by SPARTA management. Merrill Lynch estimated the present value of the unlevered, after-tax free cash flows that SPARTA could produce over the fiscal years 2008 through 2010. The range of terminal values was derived by applying terminal multiples ranging from 10.0x to 12.0x fiscal year 2010 estimated free cash flow for SPARTA. In order to derive implied equity value per share ranges for SPARTA, Merrill Lynch discounted the free cash flows and terminal values of SPARTA to present value using discount rates ranging from 9.5% to 11.5%. After adding net cash (cash less debt and the equity bonus) and option proceeds and dividing by the fully diluted shares of SPARTA common stock outstanding, this analysis indicated a range of implied equity value per share of SPARTA common stock, rounded to the nearest $0.25, of approximately $65.00 to $78.00, compared to the consideration pursuant to the merger of $77.60 per share of SPARTA common stock.

Miscellaneous.  SPARTA’s Board of Directors selected Merrill Lynch to act as its financial advisor with respect to the possible sale of SPARTA because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Merrill Lynch is acting as financial advisor to SPARTA in connection with the merger and will receive a customary fee from SPARTA for its services payable contingent upon consummation of the merger. In addition, SPARTA has agreed to indemnify Merrill Lynch for certain liabilities arising out of its engagement. SPARTA has also agreed to reimburse Merrill Lynch for its reasonable expenses, including attorney’s fees and disbursements.

In the ordinary course of its business, Merrill Lynch may actively trade Parent common stock and other securities of Parent for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

If the merger is completed, the entire equity of SPARTA will be owned by Cobham. At the effective time of the merger, current SPARTA stockholders will not have any ownership interest in, or be stockholders of, SPARTA. As a result, our stockholders will no longer benefit from any increases in SPARTA’s value, nor will they bear the risk of any decreases in SPARTA’s value. Following the merger, Cobham will benefit from any increases in the value of SPARTA and also will bear the risk of any decreases in the value of SPARTA.

At the effective time of the merger, vested stock options awarded under SPARTA’s equity compensation plans that are outstanding and unexercised will be canceled, and the holders of such options shall receive at the effective time or as soon as reasonably practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such option and the excess, if any, of $77.60 over the exercise price per share previously subject to such option.

At the effective time of the merger, each unvested option (other than unvested options held by non-employee directors) will be canceled automatically in exchange for a new right, which new right will vest in accordance with the existing vesting schedule of the unvested option for which the new right is substituted. Each new right will represent the right of the holder to payment in cash on the date or dates on which the new right vests. The settlement value of a new right will be the greater of (a) the excess of (i) the fair market value on the vesting date of the number of common shares of Cobham plc with respect to which the holder’s rights vest on that date, over (ii) the aggregate exercise price under the corresponding unvested option for the shares of Company common stock that would have otherwise vested on that date, or (b) the excess of (i) the aggregate per share merger consideration for the shares of Company common stock that would have otherwise vested on that date under the corresponding unvested option, over (ii) the aggregate exercise price under the corresponding unvested option for those shares. Prior to the effective time of the merger, our Board of Directors will amend the 1997 Stock Plan of SPARTA, Inc., and the 2007 Stock Plan of SPARTA, Inc., consistent with the requirements of the plans, to provide for the new right described above. All unvested options held by non-employee directors shall be accelerated, and the holders of such options shall receive at the effective time or as soon as reasonably practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such option and the excess, if any, of $77.60 over the exercise price per share previously subject to such option. For an example of how SPARTA’s unvested stock options (other than unvested options held by non-employee directors) will be treated following the effective time of the merger, please see Appendix D to this proxy statement.

The SPARTA common stock is registered as a class of equity security under the Securities Exchange Act of 1934 (the “Exchange Act”). Registration of the SPARTA common stock under the Exchange Act may be terminated upon application of SPARTA to the SEC if the SPARTA common stock is not listed on a national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the SPARTA common stock under the Exchange Act would substantially reduce the information required to be furnished by SPARTA to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to SPARTA. If SPARTA (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

If any condition to the merger is not satisfied or waived, including the necessary regulatory approvals, the merger will not be consummated. In that event, you will not receive any cash or other consideration as a result of the merger transaction.

Interests of SPARTA’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors, you should be aware that some executive officers and directors of SPARTA have various relationships with SPARTA or interests in the merger, including those described below, that are different from your interests as a stockholder and that may present actual or potential conflicts of interest. The members of our Board of Directors were aware of such interests when deciding to approve the merger.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance.  Cobham has agreed to cause the surviving corporation to honor all of SPARTA’s obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors or officers of SPARTA for acts or omissions by such directors and officers occurring prior to the effective time of the merger, to the extent that such obligations existed on January 15, 2008, whether pursuant to SPARTA’s charter, bylaws, individual indemnity agreements or otherwise, and such obligations will survive the merger and continue until the expiration of the applicable statute of limitations with respect to any claims which may be brought against such directors or officers arising out of such acts or omissions. Cobham has also agreed to maintain in effect until the 6th anniversary of the effective time of the merger, without any lapse in coverage, the directors’ and officers’ liability insurance in effect as of January 15, 2008, subject to certain conditions. Each of Cobham and Merger Sub has further agreed that it and they will not institute any action or proceeding against any of the current directors of the Company, in their capacity as such, with respect to any actions resulting from their approval of the merger agreement or the transactions contemplated thereby. See “The Merger Agreement — Covenants of Cobham and/or Merger Sub — Indemnification and Insurance.”

Options.  The merger agreement provides that each vested option to purchase SPARTA common stock that is outstanding immediately prior to the completion of the merger, including all options held by our executive officers and directors, will be canceled, and the holder of each option will be entitled to receive upon completion of the merger a cash payment for each share of SPARTA common stock subject to the option equal to the excess, if any, of $77.60 over the exercise price per share, less any required withholding taxes. The following table sets forth, as of February 29, 2008, for each of our directors and executive officers, the number of shares of SPARTA common stock subject to outstanding vested and unvested options, as well as the weighted average exercise price and cash-out value of such options.

At the effective time of the merger, each unvested option (other than unvested options held by non-employee directors) will be canceled in exchange for a new right, which new right will vest in accordance with the existing vesting schedule of the unvested option for which the new right is substituted. Each new right will represent the right of the holder to payment in cash on the date or dates on which the new right vests. The settlement value of a new right will be the greater of (a) the excess of (i) the fair market value on the vesting date of the number of common shares of Cobham plc with respect to which the holder’s rights vest on that date, over (ii) the aggregate exercise price under the corresponding unvested option for the shares of Company common stock that would have otherwise vested on that date, or (b) the excess of (i) the aggregate per share merger consideration for the shares of Company common stock that would have otherwise vested on that date under the corresponding unvested option, over (ii) the aggregate exercise price under the corresponding unvested option for those shares. All unvested options held by non-employee directors will be accelerated, and the holders of such options shall receive at the effective time or as soon as reasonably practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such option and the excess, if any, of $77.60 over the exercise price per share previously subject to such option. For an example of how SPARTA’s unvested options (other than unvested options held by non-employee directors) will be treated following the effective time of the merger, please see Appendix D to this proxy statement.

			Weighted
			Average
			Exercise Price
			of Vested and
	Vested Stock	Unvested	Unvested	Value of Vested and
Name and Principal Position	Options	Stock Options	Options	Unvested Options

Wayne R. Winton,	1,993	1,984	$38.68	$154,775
Chairman of the Board of Directors
William E. Cook,	0	1,322	$42.85	$45,938
Director
Rockell N. Hankin,	1,993	1,984	$38.68	$154,775
Director and Chairman of the Audit Committee
John L. Piotrowski,	1,993	1,984	$38.68	$154,775
Director and Chairman of the Compensation Committee
Gerald A. Zionic,	1,166	1,322	$39.23	$95,466
Director
Robert C. Sepucha,	13,337	2,866	$36.89	$659,556
Chief Executive Officer and Director
Maureen A. Baginski,	200	7,843	$44.49	$266,305
Corporate Senior Vice President and Sector President
Troy A. Crites,	6,879	5,102	$38.27	$471,211
Corporate Senior Vice President and Sector President
Randy N. Morgan,	11,658	14,372	$39.79	$984,194
Corporate Senior Vice President and Sector President
Jody L. Chiaro,	3,829	2,374	$39.15	$238,526
Vice President and Director of Human Resources
Jerry R. Fabian,	5,031	4,971	$39.85	$377,568
Corporate Vice President/Secretary and Chief Administrative Officer
Ray C. Gretlein,	1,605	1,865	$40.02	$130,399
Corporate Vice President and Chief Information Officer
Dorothy H. Hoffmann,	3,107	3,749	$39.73	$259,653
Vice President and Director of Strategic Planning
David E. Schreiman,	13,247	4,188	$38.30	$685,268
Corporate Vice President/Treasurer, Chief Financial Officer

Retention Plan.  The merger agreement contemplates that prior to the effective time of the merger, our Board of Directors, in consultation with Cobham, will adopt a retention plan that will provide for the grant of awards with an aggregate value of approximately $10,000,000 to senior management employees of the Company, including executive officers. The awards will provide for cash payments to plan participants in three annual installments beginning on the first anniversary of the effective time of the merger, subject to both the financial performance of the surviving corporation after the effective time of the merger and the plan participant’s continued employment with the Company (or Cobham or any of its subsidiaries) through the applicable payment date.

Equity Bonus.  The merger agreement contemplates that following the closing of the merger, Cobham or the surviving corporation will pay a cash bonus to certain SPARTA employees (including senior management employees and executive officers) who did not receive customary grants of stock options or restricted stock or awards of stock in light of the transactions contemplated by the merger agreement. An aggregate of $15,000,000 will be payable under this bonus plan. Each bonus will be payable to participating employees as follows: (a) one-third (1/3rd) of the aggregate portion of the bonus allocated to any employee will be due and payable on the eightieth (80th) day following the effective time of the merger and (b) the remaining portion of the bonus allocated to such employee will be payable on the fifteen (15) month anniversary of the effective time of the merger. To the extent that any employee who is entitled to a bonus payment is terminated following the effective time of the merger without cause or terminates his or her employment for good reason (as the terms cause and good reason are defined in the SPARTA, Inc. Employee Severance Plan (the “Severance Plan”)) then any unpaid bonus payments allocated to such employee will be paid to such former employee at the same time as they are paid to continuing employees of the surviving corporation. To the extent an employee is terminated by the Company for cause, or the employee voluntarily leaves without good reason, such employee will forfeit any unpaid bonus payments.

The Merger

This section of this proxy statement describes material aspects of the proposed merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. You should carefully read this entire proxy statement, the merger agreement and the other documents we refer you to for a more complete understanding of the merger.

Closing and Effective Time of Merger

The merger will be completed and become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or any later time as we, Cobham and Merger Sub agree upon and specify in the certificate of merger. The parties intend to complete the merger as soon as practicable following the adoption of the merger agreement by our stockholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement. The parties to the merger agreement expect to complete the merger in the second quarter of 2008 following receipt of regulatory approvals. Because the merger is subject to a number of conditions, however, the exact timing of the merger cannot be determined.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, Cobham will be the sole stockholder of SPARTA, and you will be entitled to receive $77.60 in cash per share, without interest, less any required withholding taxes and less any amounts owed pursuant to any loan made by SPARTA for the purpose of exercising stock options to acquire such share, for each share of SPARTA common stock that you own at the time the merger is completed (other than stockholders who have perfected their appraisal rights). Cobham has designated Wells Fargo Bank, N.A. as the paying agent to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Cobham or Merger Sub will deposit in trust with the paying agent funds in an aggregate amount equal to the merger consideration for all stockholders entitled to receive a cash payment in respect of their shares of SPARTA common stock. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

At the effective time of the merger, we will close our stock ledger. After that time, if you present SPARTA common stock certificates to the surviving corporation, the surviving corporation will exchange them for cash as described in this section. Promptly after the completion of the merger, the surviving corporation will send you, or cause to be sent to you, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will promptly pay you your merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s satisfaction that the taxes have been paid or are not required to be paid.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

After the completion of the merger, other than stockholders who perfect their appraisal rights, you will cease to have any rights as a SPARTA stockholder.

Eight months after the merger occurs, the paying agent will return to Cobham all funds in its possession, upon demand, and the paying agent’s duties will terminate. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation, but only as general creditors thereof, for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat and similar laws. If any certificate representing SPARTA common stock has not been surrendered prior to two years after the completion of the merger (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar law), the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims interest of any person previously entitled to any claims or interest.

Merger Financing

The total amount of funds required to complete the merger (including required payments to optionholders) and to pay the equity bonus is anticipated to be approximately $462.5 million. Cobham will finance the merger and the other transactions contemplated by the merger agreement with available cash and undrawn commitments from its existing lenders. The merger is not subject to a financing contingency.

Regulatory Matters

The HSR Act requires SPARTA, Cobham and Parent to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission (the “FTC”). The parties thereafter are required to observe a waiting period before completing the merger. The appropriate parties filed the necessary forms with the Department of Justice and the FTC on February 8, 2008.

As Parent is not based in the U.S., the merger is subject to the Exon-Florio provision of the Defense Production Act of 1950 (“Exon-Florio”), which provides for review of certain transactions by the inter-agency Committee on

Foreign Investment in the United States (“CFIUS”). SPARTA, Cobham and Parent will file a joint voluntary notification to CFIUS concerning the merger. Under the Exon-Florio provision, CFIUS may review the transaction for a period of thirty days, and, if warranted, may further investigate the transaction for an additional 45 day period.

In addition, as the transaction will result in ownership and control of SPARTA by foreign persons as defined by the International Traffic in Arms Regulations (“ITAR”), SPARTA is required to notify the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) under the provisions of 22 C.F.R. 122.4(b) at least 60 days in advance of the transaction. SPARTA has filed its notice with DDTC. The parties thereafter are required to observe a waiting period before completing the merger. Certain precautions may be required by DDTC prior to the transaction to avoid unauthorized exports of technical data or defense services controlled by the ITAR.

SPARTA currently holds Department of Defense facility clearances and performs certain United States classified contracts. The Department of Defense requires companies like SPARTA that hold such facility clearances and perform such classified contracts to notify the DSS when they enter into negotiations for a proposed merger with a foreign company such as Parent. SPARTA has provided such initial notification. In addition, the Department of Defense will require SPARTA to propose a plan to mitigate the foreign ownership, control or influence (“FOCI”) that Parent may exert over the operations and business of SPARTA. The Department of Defense seeks to put in place procedures to protect critical technologies and classified information from unauthorized access by foreign persons. To this end, SPARTA and Parent will propose to DSS that SPARTA be allowed to continue to perform its classified contracts pursuant to a Special Security Agreement (“SSA”) that Parent currently maintains with regard to the performance of other United States classified contracts. An SSA is an agreement with the Department of Defense that requires a company such as SPARTA that will be owned by Parent: (i) to facilitate active involvement in security matters of senior management and certain board members (outside directors), who must be cleared U.S. citizens; (ii) to establish a Government Security Committee to oversee classified contracts and export matters; and (iii) to preserve the foreign owner’s right to be represented on the Board (inside directors) with a direct voice in the business management of the company while denying unauthorized access to classified information.

In addition to review of the plan to operate the business pursuant to an existing SSA held by Parent, DSS will ask individual agencies with which SPARTA currently holds certain highly classified contracts, to approve the continued disclosure to SPARTA of such highly classified information following the transaction. Such agencies will be asked to make a National Interest Determination (“NID”). An affirmative NID by an agency signals the agency’s belief that the continued release of highly classified information to SPARTA following the transaction will not harm national security interests. SPARTA has agreed to take all commercially reasonable steps, advisable, necessary or desirable to facilitate affirmative NIDs by agencies identified by DSS.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax considerations relating to the cancellation of SPARTA common stock and the cancellation of vested and unvested options to purchase SPARTA common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, and judicial authority and administrative rulings and practice, all as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of SPARTA common stock in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of SPARTA common stock subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders subject to the alternative minimum tax, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their common stock through the exercise of options or similar derivative securities or stockholders who hold their common stock as part of a straddle, constructive sale or conversion transaction. This discussion assumes that holders of SPARTA common stock hold their common stock as capital assets within the meaning of Section 1221 of the Code (generally property held for investment).

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for SPARTA common stock pursuant to the merger, in light of your individual circumstances.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds SPARTA common stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding SPARTA common stock, you should consult your own tax advisor.

No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly the Internal Revenue Service may not agree with the positions described in this proxy statement.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of SPARTA common stock or options to purchase SPARTA common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of SPARTA common stock or options to purchase SPARTA common stock that is not a U.S. holder.

U.S. Holders

Taxation of U.S. Holders of SPARTA Common Stock

The receipt of cash for SPARTA common stock pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received (including any amount withheld to satisfy any amounts owed by such holder pursuant to any unpaid loan made by SPARTA to acquire such stock) and the U.S. holder’s adjusted tax basis in the common stock surrendered. A U.S. holder’s tax basis in the common stock generally will equal the cost of the common stock. A U.S. holder’s gain or loss will generally constitute capital gain or loss and will be determined separately for each block of common stock (i.e., common stock acquired at the same cost in a single transaction) that are surrendered for cash pursuant to, or in connection with, the merger. If you acquired SPARTA common stock through the exercise of options governed by Section 421 of the Code (relating to certain qualifying stock options) and you will receive cash in exchange for SPARTA common stock pursuant to the merger on or before the earlier of (a) two years from the date of the grant of the option and (b) one year from the date on which the SPARTA common stock was transferred to you upon exercise of the option, then you should consult your own tax advisor to determine the particular tax consequences to you of the receipt of cash in exchange for SPARTA common stock pursuant to the merger.

Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations. U.S. holders who sell common stock at a loss that exceeds certain thresholds may be required to file a disclosure statement with the IRS.

In general, a U.S. holder of common stock will be subject to backup withholding at the applicable tax rate (currently 28%) with respect to all payments to which a stockholder or other payee is entitled, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and, when required, provides appropriate documentation to that effect or (2) provides its correct tax identification number (“TIN”) (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the TIN is correct (or certifies that it is awaiting a TIN) and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with the applicable requirements of the backup withholding rules. In addition, such cash paid to a U.S. holder pursuant to the merger, other than a corporation or other exempt recipient, will generally be subject to information reporting. A U.S. holder that does not provide SPARTA or the paying agent with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. SPARTA or the paying agent will report to the U.S. holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the common stock as required by the Code and applicable Treasury Regulations. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Taxation of U.S. Holders of Options to Purchase SPARTA Common Stock

This discussion applies to U.S. holders of options to purchase SPARTA common stock that received such options in consideration for services provided to SPARTA as employees. SPARTA has determined that section 421 of the Code (relating to certain qualifying stock options) does not apply to the outstanding options to purchase SPARTA common stock (i.e., that they are not “incentive stock options” or “ISOs”).

Vested Options to Purchase SPARTA Common Stock.  U.S. holders of vested options to purchase SPARTA common stock will recognize ordinary compensation income in an amount equal to the full value of the cash received in exchange for the cancellation of such options. As compensation income, these amounts will be subject to applicable withholding and employment taxes.

Unvested Options to Purchase SPARTA Common Stock.  U.S. holders of options to purchase of SPARTA common stock that are not vested and exercisable will recognize ordinary compensation income at the time the holder receives any payment in respect of the new rights received in exchange for such unvested options in an amount equal to cash received at such time. As compensation income, these amounts will be subject to applicable withholding and employment taxes.

Taxation of U.S. Holders’ Receipt of a Cash Bonus Pursuant to the Equity Bonus Plan

A U.S. holder will recognize ordinary compensation income upon the receipt of a cash bonus pursuant to the equity bonus plan described in the Section entitled “The Merger Agreement — Equity Bonus” on page 35, in an amount equal to the cash received. As compensation income, these amounts will be subject to applicable withholding and employment taxes.

Non-U.S. Holders

The following discussion applies to non-U.S. holders. Special rules may apply if a non-U.S. holder is a controlled foreign corporation, foreign personal holding company, or a corporation that accumulates earnings to avoid U.S. federal income tax.

Taxation of Non-U.S. Holders of SPARTA Common Stock

Any gain realized on the receipt of cash (including any amount withheld to satisfy any amounts owed by such holder pursuant to any unpaid loan made by SPARTA to acquire such stock) pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the U.S. maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any, for the taxable year of the sale; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of SPARTA common stock at any time during the five years preceding the merger, in which case the purchaser of SPARTA common stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

If the gains are effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder, the gains will not be subject to withholding if the non-U.S. holder delivers to SPARTA or the paying agent an appropriate IRS Form W-8ECI (or suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and executed.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and neither SPARTA nor the paying agent have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS. SPARTA or the paying agent will report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the common stock as required by the Code and applicable Treasury Regulations. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Taxation of Non-U.S. Holders of Options to Purchase SPARTA Common Stock

The taxation of amounts received by a non-U.S. holder of options to purchase SPARTA common stock will depend on the individual circumstances of such holder. You should consult with your own tax advisor regarding the taxation of such amounts and any withholding and reporting that may apply.

Taxation of Non-U.S. Holders’ Receipt of a Cash Bonus Pursuant to the Equity Bonus Plan

The tax treatment of a non-U.S. holder’s receipt of a cash bonus to the equity bonus plan described in the Section entitled “The Merger Agreement — Equity Bonus” on page 35, will depend on the individual circumstances of such holder. You should consult with your own tax advisor regarding the tax treatment of such receipt and any withholding and reporting that may apply.

Taxation of Participants of the Rabbi Trust and the Profits Sharing Plan

The merger will not result in any U.S. federal income tax consequences to the participants of the SPARTA, Inc. Stock Compensation Plan by virtue of their participation in the plan. Similarly, the merger will not result in any U.S. federal income tax consequences to the participants of the SPARTA, Inc. Profit Sharing Plan by virtue of their participation in the plan. Participants of the SPARTA, Inc. Stock Compensation Plan and participants of the SPARTA, Inc. Profit Sharing Plan should consult with their own tax advisors regarding the U.S. federal income tax consequences of the receipt of distributions from such plans.

Appraisal Rights

Under Section 262 of the Delaware General Corporation Law, or the “DGCL,” any holder of SPARTA common stock who does not wish to accept the $77.60 in cash per share merger consideration may dissent from the merger and elect to exercise appraisal rights. Even if the merger agreement is adopted by the holders of the requisite number of shares of SPARTA common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Appendix B.

In order to effectively exercise your appraisal rights, you must satisfy each of the following primary requirements:

1) You must hold shares of SPARTA common stock as of the date you make your demand for appraisal rights and continue to hold shares in SPARTA through the effective time of the merger.

2) You must deliver to SPARTA a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting.

3) You must not have voted in favor of adoption of the merger agreement.

4) You must file a petition in the Delaware Court of Chancery, or the Delaware Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail to strictly comply with any of the above conditions or otherwise fail to strictly comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

SPARTA, Inc.
Attention: Jerry Fabian
25531 Commercentre Dr.
Suite 120
Lake Forest, CA 92630

Only a holder of record of shares of SPARTA common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of SPARTA common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult promptly with the appropriate record holders as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of SPARTA common stock as a nominee for others, may exercise appraisal rights with respect to the shares of SPARTA common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of SPARTA common stock are expressly mentioned, the demand will be presumed to cover all shares of SPARTA common stock held in the name of such record holder.

A demand for the appraisal of shares of SPARTA common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with the approval of SPARTA. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $77.60 in cash per share payment referred to above, without interest.

If the merger is completed, the surviving corporation will give written notice of the completion of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of SPARTA common stock. Former stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any former stockholder who has strictly complied with the provisions of Section 262 of the DGCL to that point in time, may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which the surviving corporation has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the dissenting stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $77.60 in cash per share merger consideration.

The Delaware courts may also, on application (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

From and after the effective time of the merger, former holders of SPARTA common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares.

The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the text of Section 262 of the DGCL which is set forth in its entirety in Appendix B hereto. Any stockholder considering demanding an appraisal is advised to consult legal counsel.

The Merger Agreement

This section of the proxy statement summarizes some of the material provisions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement and incorporated into this proxy statement by reference. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the merger agreement carefully and in its entirety.

The summary of the merger agreement in this proxy statement has been included to provide you with information regarding some of its material provisions. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

General; The Merger

The merger agreement provides for the merger of Merger Sub with and into SPARTA upon the terms, and subject to the conditions, set forth in the merger agreement. After the completion of the merger, SPARTA will continue as the surviving corporation and a wholly-owned subsidiary of Cobham. Parent has agreed to guarantee the payment obligations of Cobham and Merger Sub under the merger agreement. If the merger is completed, SPARTA common stock will be deregistered under the Exchange Act and we will not file periodic reports with the SEC. We will be a privately held corporation and our current stockholders will cease to have any ownership interest in us or rights as our stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, SPARTA’s certificate of incorporation shall be amended to read as set forth in Exhibit A to the merger agreement and, as so amended, shall be the certificate of incorporation of the surviving corporation to the merger thereafter. At the effective time of merger, Merger Sub’s bylaws as in effect immediately prior to the effective time of the merger shall be the bylaws of the surviving corporation.

The directors of Merger Sub immediately prior to the effective time of the merger shall be the directors of the surviving corporation, and the officers of SPARTA shall continue to be the officers of the surviving corporation.

Conversion of Securities

At the effective time of the merger, each share of issued and outstanding SPARTA common stock existing immediately prior to the merger shall, without any action on the part of the stockholder thereof, automatically be retired and cease to exist, and be converted into the right to receive, without interest, $77.60 in cash, other than the shares described below:

•	shares owned by Cobham, Merger Sub or any subsidiary of Cobham;

•	shares held in the treasury of the Company; and

•	shares which are held by stockholders properly demanding and perfecting appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (referred to in this section of the proxy statement as “dissenting shares”).

After the merger is effective, each holder of a certificate representing any shares of SPARTA common stock (other than any holders of dissenting shares) will no longer have any rights with respect to such shares, except for the right to receive $77.60 in cash per share, without interest, less any amounts owed pursuant to any loan made by SPARTA for the purpose of exercising stock options to acquire such share.

At or prior to the effective time of the merger, Cobham shall cause to be provided to the paying agent or the Company cash sufficient to pay the merger consideration, including the payment of the portion of the merger consideration to be made to holders of Company stock options and the equity bonus. As soon as reasonably practicable after the completion of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other former stockholders. The letter of transmittal and instructions will tell you how to surrender SPARTA common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. The person requesting such payment will pay any transfer or other taxes required by reason of payment to a person other than the registered holder or establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Cobham and the surviving corporation will be entitled to deduct and withhold from the merger consideration payable to you such amounts as it is required to deduct and withhold with respect to the payment of such consideration under applicable tax laws and pay such withholding amounts to the appropriate taxing authorities. To the extent such withheld amounts are withheld, such withheld amounts will be treated for all purposes under the merger agreement as having been paid to the holder of SPARTA common stock.

Any portion of the merger consideration which remains unclaimed by stockholders for eight months after the completion of the merger shall be delivered to Cobham, upon demand, and any former stockholders who have not surrendered their shares in exchange for merger consideration shall thereafter look only to Cobham for payment, without any interest.

Treatment of Stock Options

Immediately prior to the effective time of the merger, vested stock options awarded under SPARTA’s equity compensation plans that are outstanding and unexercised will be canceled, and the holders of such options shall receive at the effective time or as soon as reasonably practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such option and the excess, if any, of $77.60 over the exercise price per share previously subject to such option, less any required withholding taxes.

At the effective time of the merger, each unvested option (other than unvested options held by non-employee directors) will be canceled automatically in exchange for a new right, which new right will vest in accordance with the existing vesting schedule of the unvested option for which the new right is substituted. Each new right will represent the right of the holder to payment in cash on the date or dates on which the new right vests. The settlement value of a new right will be the greater of (a) the excess of (i) the fair market value on the vesting date of the number of common shares of Cobham plc with respect to which the holder’s rights vest on that date, over (ii) the aggregate exercise price under the corresponding unvested option for the shares of Company common stock that would have otherwise vested on that date, or (b) the excess of (i) the aggregate per share merger consideration for the shares of Company common stock that would have otherwise vested on that date under the corresponding unvested option, over (ii) the aggregate exercise price under the corresponding unvested option for those shares. Prior to the effective time of the merger, our Board of Directors will, consistent with the requirements of the 1997 Stock Plan of SPARTA, Inc. and the 2007 Stock Plan of SPARTA, Inc., amend such plans to provide for the new right described above. All unvested options held by non-employee directors will be accelerated, and the holders of such options shall receive at the effective time or as soon as reasonably practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of the number of shares previously subject to such option and the excess, if any, of $77.60 over the exercise price per share previously subject to such option, less any required withholding taxes. For an example of how SPARTA’s unvested options (other than unvested options held by non-employee directors) will be treated following the effective time of the merger and the hypothetical value of such options at the vesting date of such unvested options assuming the merger is completed, please see Appendix D to this proxy statement.

Equity Bonus

Cobham or the surviving corporation will pay a cash bonus to certain SPARTA employees (including senior management employees and executive officers) who did not receive customary grants of stock options or restricted stock or awards of stock in light of the transactions contemplated by the merger agreement. An aggregate of $15,000,000 will be payable under this bonus plan. Each bonus will be payable to participating employees as follows: (a) one-third (1/3rd) of the aggregate portion of the bonus allocated to any employee will be due and payable on the eightieth (80th) day following the effective time of the merger and (b) the remaining portion of the bonus allocated to such employee will be payable on the fifteen (15) month anniversary of the effective time of the merger. To the extent that any employee who is entitled to a bonus payment is terminated following the effective time of the merger without cause or terminates his or her employment for good reason (as the terms cause and good reason are defined in the Severance Plan), then any unpaid bonus payments allocated to such employee will be paid to such former employee at the same time as they are paid to continuing employees of the surviving corporation. To the extent an employee is terminated by the Company for cause, or if the employee leaves voluntarily without good reason, such employee will forfeit any unpaid bonus payment.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Cobham and Merger Sub and representations and warranties made by Cobham and Merger Sub to us. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject, in some cases to specified exceptions, qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specific date, and certain representations and warranties may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. The representations and warranties (1) have been qualified by disclosures made to the other parties in connection with the merger agreement, (2) will not survive the completion of the merger and (3) at closing, must only be true and correct subject to the standards contained in the merger agreement, which may differ from what may be viewed as material by stockholders. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Our representations and warranties in the merger agreement relate to, among other things:

•	our corporate organization, good standing and corporate power;

•	our equity interests;

•	our capitalization;

•	our authority to enter into and consummate the transactions contemplated by the merger agreement;

•	the vote of our stockholders required to adopt the merger agreement;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•	our previously filed SEC reports and financial statements;

•	the absence of undisclosed liabilities;

•	the absence of a “Company Material Adverse Effect” and certain other changes since December 31, 2006;

•	information provided in connection with this proxy statement;

•	tax matters;

•	labor relations and ERISA matters;

•	any outstanding litigation and our compliance with laws;

•	our compliance with environmental laws;

•	our material contracts, including our government contracts;

•	our compliance with international trade and export controls, and the Foreign Corrupt Practices Act;

•	our owned and leased real property;

•	our intellectual property;

•	brokers and brokers’ fees;

•	the opinion of our financial advisor;

•	insurance;

•	state takeover statutes; and

•	the exclusivity of the representations and warranties.

The merger agreement also contains various representations and warranties made by Cobham and Merger Sub to us that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the corporate organization, good standing and corporate power of Cobham and Merger Sub;

•	Merger Sub being formed solely to engage in transactions contemplated by the merger agreement;

•	the authority of Cobham and Merger Sub to enter into and consummate the transactions contemplated by the merger agreement;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement;

•	the merger will not result in any organizational conflicts of interest;

•	information provided to us by Cobham or Merger Sub in connection with this proxy statement;

•	brokers and brokers’ fees;

•	Section 203 of the Delaware General Corporate Law;

•	financial capability of Cobham;

•	no vote required by stockholders of Cobham; and

•	Cobham’s investigation and reliance.

Many of SPARTA’s representations and warranties are qualified by the absence of a “Company Material Adverse Effect” which means, for purposes of the merger agreement, any event, change, circumstance or effect that, individually or in the aggregate, is material and adverse to the operations, assets or business of the Company, taken as a whole, or would materially impair or delay the ability of the Company to perform its obligations under the merger agreement or consummate the merger, other than any event, change, circumstance or effect resulting from or in connection with:

•	any adoption, proposal, implementation or change in laws, rules or regulations or interpretations thereof by any governmental entity;

•	any change in appropriations arising from any U.S. fiscal year or supplemental budget or from any foreign government budget;

•	changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), or in general economic, business, regulatory, financial, capital market, or political conditions;

•	any change affecting any of the industries in which SPARTA operates;

•	changes in generally accepted accounting principles or changes in the interpretation thereof;

•	changes resulting from the announcement or the existence of, the merger agreement and the merger (including any resulting contract cancellations or restructurings, delays in contract awards, failures to receive pending contract awards, or commercial relationships that are materially and adversely changed with customers, prime contractors, subcontractors, suppliers, or teaming, development or joint venture partners);

•	earthquakes, hurricanes, floods or other natural disasters; or

•	the failure or inability of SPARTA to meet any internal or public projections, forecasts or estimates of revenues or earnings.

Covenants of SPARTA

We have various obligations and responsibilities under the merger agreement from the date thereof until the effective time of the merger, including, but not limited to, the following:

Conduct of Business Pending the Merger.  The merger agreement provides that we must, unless Cobham gives its prior consent (which consent shall not be unreasonably withheld), subject to specified conditions, conduct our business in the ordinary course consistent in all material respects with past practices and not take any of the following actions:

•	declare any dividends on, or make any other distributions in respect of, any of our capital stock;

•	effect any reorganization or recapitalizations or split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities;

•	purchase, redeem or otherwise acquire any shares of our capital stock or other voting securities or other of our equity interests (other than in connection with the exercise of Company stock options outstanding as of January 15, 2008 and in accordance with past practices);

•	authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver any shares of any class or any other equity equivalents, except for the issuance and sale of our common stock upon the exercise of Company stock options outstanding as of January 15, 2008;

•	amend our charter or bylaws;

•	acquire any corporation, partnership or other business in our existing line of business for a purchase price in excess of $5,000,000, individually or $5,000,000 in the aggregate;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

•	grant any security interest in any of our material assets or sell, lease, license or otherwise dispose of, or subject to any lien, any material assets, except in the ordinary course of business consistent with past practice;

•	enter into any new line of business outside of our current business segments;

•	other than as required by applicable law, as required to consummate the transactions contemplated by the merger agreement, as required pursuant to any plans, programs, or agreements existing on January 15, 2008, or in the ordinary course of business consistent with past practice:

•	grant or announce any material increase in the salaries, bonuses, or other benefits payable by us to any of our employees;

•	grant any retention, severance, termination or similar pay to any of our employees;

•	establish, adopt or enter into any new benefit plan, terminate any benefit plan or materially amend any benefit plan; or

•	grant any equity or equity based awards;

•	other than as required by applicable law or as required to consummate the transactions contemplated by the merger agreement, amend any benefit plan in any material respect;

•	except as required by law or the treasury regulations promulgated under the Internal Revenue Code:

•	make any change (or file any request for such change) in any method of tax accounting; or

•	make, change or rescind any material tax election, settle or compromise any material tax liability, audit, claim, or assessment, or surrender any right to claim for a material tax refund, file any amended tax return involving material additional taxes (except as required by Law), enter into any closing agreement relating to material taxes, or waive or extend the statute of limitations in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

•	make any change in accounting methods, principles or practices in effect as of January 15, 2008, except as required by changes in generally accepted accounting principles or applicable law;

•	write up, write down, or write off the book value of any assets of the Company, other than in the ordinary course of business and consistent with past practice or as may be required by generally accepted accounting principles, any accounting standard promulgated by the Financial Accounting Standards Board, any cost accounting standards or any other applicable accounting standard;

•	enter into any agreement that materially restricts our ability to engage or compete in any line of business other than in the ordinary course of business consistent with past practice;

•	amend, modify or consent to the termination of any material contract, government contract or government subcontract, except in the ordinary course of business and consistent with past practice;

•	terminate any material insurance policies covering the Company and our assets, except in the ordinary course of business and consistent with past practice;

•	settle or compromise any material litigation or arbitration claim brought or threatened to be brought against the Company;

•	acquire, enter into, or extend any option to acquire, or exercise an option to acquire real property, or commence construction of, or enter into any contract to develop or construct, any other real estate project;

•	except for borrowings under a credit facility in the ordinary course of business consistent with past practice:

•	repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person;

•	issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company;

•	guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person; or

•	enter into any arrangement having the economic effect of any of the foregoing;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	enter into any joint venture agreement; and

•	enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Acquisition Proposals; Fiduciary Out.  SPARTA may not, nor may it authorize any of its representatives, directly or indirectly, to:

•	solicit, initiate, propose, induce or knowingly encourage any inquiry or the making of any proposal that constitutes or is reasonably likely to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any takeover proposal.

Notwithstanding the restrictions on solicitation described above, our Board of Directors may, in response to a written takeover proposal that it determines in good faith constitutes or is reasonably likely to lead to a superior proposal:

•	furnish non-public information with respect to SPARTA to the person making such takeover proposal subject to a confidentiality agreement that contains provisions that are no less favorable in the aggregate to SPARTA’s confidentiality agreement with Parent, and

•	participate in discussions or negotiations with the person making such takeover proposal.

Additionally, except as described below, SPARTA’s Board of Directors may not:

•	make an adverse recommendation change which would consist of any of the following actions:

•	recommend the approval or adoption of any takeover proposal;

•	withdraw (or modify in a manner adverse to Cobham or Merger Sub) the Board of Directors recommendation;

•	recommend that the stockholders of the Company reject or vote against the merger agreement, the merger or any of the other transactions contemplated by the merger agreement; or

•	adopt or approve any takeover proposal; or

•	resolve, agree or propose publicly to take any of the foregoing actions.

Our Board of Directors, however, may make an adverse recommendation change or, solely in response to a superior proposal, terminate the merger agreement and enter into a contract with respect to such superior proposal, if our Board of Directors determines in good faith that the failure to do so would be inconsistent with its fiduciary duties to our stockholders under applicable law.

In addition, we must promptly advise Cobham of our receipt of any takeover proposal (in no case later than 24 hours of its receipt). We must keep Cobham reasonably informed on a reasonably current basis of the status of material discussion and negotiations relating to any such takeover proposal, including the identity of the person or group of persons making such takeover proposal. Further, we must notify Cobham at least seventy-two (72) hours prior to effecting an adverse recommendation change or terminating the merger agreement in response to a superior proposal. We must negotiate in good faith with Cobham and its agents and advisors during such seventy-two (72) hour period, regarding any modifications to the price and other terms and conditions of the merger agreement proposed by Cobham in response thereto that would cause our Board of Directors not to make the adverse recommendation change or to terminate the merger agreement.

In order to terminate the merger agreement to the limited extent permitted, we must, concurrently with such termination, pay to Cobham a break-up fee equal to $13,500,000 (this fees is explained in further detail under “— Effect of Termination; Fees and Expenses”).

The non-solicitation provisions described above do not prohibit our Board of Directors from taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act.

Stockholder Approval; Proxy Statement.  The merger agreement requires us to prepare and file this proxy statement, and call the special meeting to be held as soon as reasonably promptly as practicable for the purpose of voting upon the merger agreement. Pursuant to the terms of the merger agreement, we have given Cobham an opportunity to review and comment on this proxy statement. We have also agreed to use reasonable efforts to respond as promptly as reasonably practicable to SEC comments and to notify the other parties upon the receipt of such comments. We have also agreed that this proxy statement will include the recommendation of our Board of Directors with respect to the merger agreement and the merger.

Even if our Board of Directors changes its recommendations in favor of the merger agreement, we must hold the special meeting to allow the stockholders to vote on the merger unless the merger agreement has been terminated.

Stockholders Litigation.  We have agreed to promptly advise Cobham of any litigation commenced after January 15, 2008 against us or any of our directors (in their capacity as such) by any of our stockholders relating to the merger agreement, and shall keep Cobham reasonably informed regarding any such litigation. We have agreed to give Cobham the opportunity to participate in the litigation and will not settle any such litigation without Cobham’s prior written consent.

Covenants of Cobham and/or Merger Sub

Indemnification and Insurance.  Cobham has agreed to cause the surviving corporation to honor all the SPARTA’s obligations to indemnify the current and former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the effective time of the merger to the extent that such obligations existed on January 15, 2008, whether pursuant to the Company charter, the Company bylaws, individual indemnity agreements or otherwise, and such obligations will survive the merger and will continue in full force and effect in accordance with the terms of the Company charter, the Company bylaws, and such individual indemnity agreements from the effective time of the merger until the expiration of the applicable statute of limitations with respect to any claims which may be brought against such directors or officers arising out of such acts or omissions. In addition, Cobham has agreed to cause the surviving corporation to expressly assume SPARTA’s individual indemnity agreements with directors, officers and employees.

In addition, Cobham and Merger Sub agreed that they will not institute any action against any of the current directors of SPARTA, in their capacity as such, with respect to any liabilities resulting from their approval of the merger agreement or related transactions. Further, in the event the surviving corporation or Cobham merges into any other person and is not the surviving corporation or if the surviving corporation or Cobham transfers all or substantially all of its properties and assets to any person, then proper provisions will be made so that the successors and assigns of the surviving corporation or Cobham, as the case may be, will assume the indemnification and insurance obligations of the surviving corporation or Cobham.

Cobham has also agreed that the surviving corporation in the merger will maintain in effect, without any lapse in coverage for a period of six years after completion of the merger and with insurance carriers believed to be financially sound and reputable, the directors’ and officers’ liability insurance policies in effect as of January 15, 2008, or comparable policies, which policies shall not have aggregate premiums in excess of 200% of the existing policies.

Guaranty.  Parent has agreed to irrevocably, absolutely and unconditionally guarantee the due and punctual payment of all amounts required to be paid by Cobham and Merger Sub under the merger agreement. This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Parent’s liability under this guaranty shall terminate upon, payment in full of all such amounts by Cobham or Merger Sub.

Certain Covenants of Each Party

Access to Information; Confidentiality.  We have agreed to provide Cobham and its affiliates and their authorized representatives, with reasonable access to all information (financial and otherwise) concerning us. However, we are not required to provide any information which is contrary to applicable law, would jeopardize any legal privilege or violate the confidentiality agreement the parties entered into in connection with the transaction.

Filings and Authorizations.  The parties to the merger agreement agreed to use their reasonable efforts to take all actions reasonably necessary to consummate the merger, including:

•	the obtaining of all necessary waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of the merger agreement.

Additionally, the parties explicitly agreed to make the following filings and seek the described approvals:

•	a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice;

•	those required under the international anti-competition laws;

•	a joint voluntary notice with CFIUS under Exon-Florio;

•	a notification under the National Industrial Security Program Operating Manual (“NISPOM”) to the United States Department of Defense Security Service (“DSS”)

•	DSS approval to operate the business of the Company pursuant to an SSA under the NISPOM; and

•	affirmative NIDs by government agencies requested by DSS in accordance with the NISPOM.

Employee Matters.  Cobham shall honor, the terms of all change in control, employment and severance plans and agreements of SPARTA in accordance with their terms as in effect immediately prior to the effective time of the merger. Additionally, for one year after the merger, subject to certain exceptions, the surviving corporation shall maintain compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits maintained for and provided to our current employees under our compensation and benefit plans (other than long-term incentive plans) immediately prior to the completion of the merger. Also, for one year after the merger, subject to certain exceptions including the requirements of applicable law, the surviving corporation shall maintain long-term incentive awards (including equity-based compensation) that in the aggregate are no less favorable than the long-term incentive awards granted to similarly situated employees of Cobham or its subsidiaries as of January 15, 2008, provided, however, that with respect to the previous sentence, any awards received by employees pursuant to the retention plan (described below) shall not be considered long-term incentive awards.

Cobham shall provide, or cause the surviving corporation to provide, all continuing employees full credit for all purposes under the employee benefit plans and arrangements maintained by Cobham or the surviving corporation in which such continuing employees participate after the effective time of the merger, for such employees’ service with SPARTA or its affiliates or predecessors, except as would result in a duplication of benefits. Further, with respect to any welfare plan maintained by Cobham in which continuing employees are eligible to participate after the effective time of the merger, Cobham and its subsidiaries (including the surviving corporation) shall waive all limitations as to preexisting conditions, exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions, exclusions and requirements were satisfied or did not apply to such employees under the welfare plans of the Company prior to the effective time of the merger and provide each continuing employee with credit for any co-payments and annual deductibles paid prior to the effective time of the merger in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Prior to the effective time of the merger, our Board of Directors, in consultation with Cobham, will adopt a retention plan that will provide for the grant of awards with an aggregate value of approximately $10,000,000 to senior management employees of the Company. The plan will provide for cash payments to plan participants in three annual installments beginning on the first anniversary of the effective time of the merger, subject to both the financial performance of the surviving corporation after the effective time of the merger and the plan participant’s continued employment with the Company (or Cobham or any of its subsidiaries) through the applicable payment date.

Press Releases.  The parties have agreed that they shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the merger. The parties will coordinate the timing of any public announcements.

Conditions to the Completion of the Merger

Conditions to the obligations of each of the parties to complete the merger include:

•	our stockholders holding a majority of the outstanding shares of SPARTA common stock having voted in favor of the adoption of the merger agreement;

•	the termination or expiration of all applicable waiting periods under antitrust laws, including the HSR Act and applicable international anti-competition laws;

•	CFIUS advising that clearance under Exon-Florio has occurred; and

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or law prohibiting the consummation of the merger shall be in effect.

Conditions to Cobham’s obligations to complete the merger include:

•	our representations being true and correct when made and as of the closing (subject to certain qualifications);

•	our performing in all material respects all of our obligations under the merger agreement;

•	no material adverse effect on us having occurred;

•	the amount of shares exercising appraisal rights not exceeding 10% of our shares of common stock outstanding;

•	receipt of all consents, approvals, orders and waivers from the applicable persons and governmental entities, including approval of DSS to operate our business pursuant to an SSA under the NISPOM; and

•	NIDs have been requested (or similar determinations under any applicable national or industrial security regulations) in accordance with the NISPOM, authorizing access to proscribed or other information by SPARTA following the effective time of the merger as may be necessary for us to continue to perform work on our government contracts and government subcontracts; and

•	no receipt of any customer indications with respect to any government contracts or government subcontracts that such customers will not grant or support a favorable NID to or for the benefit of SPARTA after the merger that are sufficient in number or in revenue to cause a material adverse effect on SPARTA on or before the 60th day following the date on which SPARTA provides all current DD 254s to DSS in a manner specifically required by DSS, unless on the 30th day from the date such DD 254s are provided to DSS, DSS acknowledges that it has not requested NIDs from the relevant contracting agencies, which in such case, the condition shall be met on the 90th day following the date on which the Company has provided such DD 254s to DSS.

Conditions to SPARTA’s obligations to complete the merger include:

•	Cobham and Merger Sub’s representations being true and correct when made and as of the closing (subject to certain qualifications); and

•	Cobham and Merger Sub performing in all material respects all of their obligations under the merger agreement.

Termination

The Agreement may be terminated at any time prior to the completion of the merger :

•	by mutual written consent of Cobham, Merger Sub and SPARTA;

•	by either Cobham or SPARTA if:

•	the merger is not consummated on or before July 31, 2008, unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement by the party seeking to terminate it;

•	any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable; or

•	the special meeting is convened, and a vote is taken, but our stockholders holding a majority of our outstanding shares of common stock do not vote in favor of the adoption of the merger agreement;

•	by Cobham if:

•	an adverse recommendation change has occurred;

•	we breach or fail to perform any of our representations, warranties, covenants or agreements contained in the merger agreement, if such breach or failure to perform cannot be or has not been cured within twenty (20) days after the giving of written notice to us of such breach; or

•	the holders of more than 10% of SPARTA shares demand appraisal of such shares.

•	by SPARTA if:

•	Cobham or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, if such breach or failure to perform cannot be or has not been cured within twenty (20) days after the giving of written notice to Cobham and Merger Sub of such breach; or

•	SPARTA has properly exercised its “fiduciary out” in compliance with the merger agreement, including accepting a superior proposal and concurrently paying the break-up fee.

Effect of Termination; Fees and Expenses

As a general matter, all costs and expenses incurred in connection with the merger agreement and the transactions expressly contemplated by the merger agreement must be paid by the party incurring such costs and expenses. However, we have agreed to pay to Cobham a “break-up fee” of $13,500,000 or reimburse Cobham for its reasonably documented expenses, in an amount not to exceed $3,000,000, in each case, under certain circumstances, as described in further detail below.

Fees Paid to Cobham:

•	If any of the following series of events occur:

•	a takeover proposal has been made to SPARTA or its stockholders or a takeover proposal shall have otherwise become publicly known, and thereafter the merger agreement is terminated by either Cobham or SPARTA and at any time on or prior to the twelve-month anniversary of such termination, any takeover proposal is consummated;

•	the merger agreement is terminated by SPARTA because our Board of Directors has determined to accept a superior proposal; or

•	the merger agreement is terminated by Cobham because an adverse recommendation has occurred;

then SPARTA must pay to Cobham the break-up fee of $13,500,000.

•	If the merger agreement is terminated by either Cobham or SPARTA because stockholder approval has not been obtained, SPARTA will reimburse Cobham for its reasonable and documented out-of-pocket expenses incurred in connection with its review and pursuit of the transactions contemplated by the merger agreement in an amount not to exceed $3,000,000.

No Break-Up Fees or Expense Reimbursement:

•	If the merger agreement is terminated by the mutual agreement of the parties, no break-up fees need to be paid, and no expenses need to be reimbursed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of February 29, 2008, with respect to the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of SPARTA common stock by:

•	each of our directors and named executive officers (as this term is defined in Item 402 of Regulation S-K, promulgated by the SEC);

•	all of our executive officers and directors as a group; and

•	each person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of the outstanding shares or voting power of SPARTA common stock.

Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.

Beneficial Ownership of Common Stock

Name of Beneficial Owner	Shares(1)		Percent of Class

Wayne R. Winton	194,905	(2)	3.44%
Robert C. Sepucha	114,915	(3)	2.03%
Jerry R. Fabian	34,661	(4)	0.61%
David E. Schreiman	31,071	(5)	0.55%
Randy N. Morgan	42,025	(6)	0.74%
Troy A. Crites	47,200	(7)	0.83%
Rockell N. Hankin	11,731	(8)	0.21%
John L. Piotrowski	13,882	(9)	0.24%
William E. Cook	5,495		0.10%
Gerald A. Zionic	5,087	(10)	0.09%
All executive officers and directors as a group (14 persons)	535,459	(11)	9.44%

(1)	Except as set forth below, each of the persons included in this table has sole voting and investment power over the shares respectively owned, except shares issuable upon exercise of stock options, and except as to rights of the person’s spouse under applicable community property laws.

(2)	Includes 1,993 shares subject to options held by Mr. Winton that may be exercised within 60 days of February 29, 2008.

(3)	Includes 40,791 shares held in Dr. Sepucha’s account in the Profit Sharing Plan and 13,423 shares subject to options that may be exercised within 60 days of February 29, 2008.

(4)	Includes 1,301 shares held in Mr. Fabian’s account in the Profit Sharing Plan and 5,480 shares subject to options that may be exercised within 60 days of February 29, 2008.

(5)	Includes 5,075 shares held in Mr. Schreiman’s account in the Profit Sharing Plan and 13,705 shares subject to options that may be exercised within 60 days of February 29, 2008.

(6)	Includes 3,416 shares held in Mr. Morgan’s account in the Profit Sharing Plan and 12,619 shares subject to options that may be exercised within 60 days of February 29, 2008.

(7)	Includes 5,945 shares held in Mr. Crites’ account in the Profit Sharing Plan and 7,221 shares subject to options that may be exercised within 60 days of February 29, 2008.

(8)	Includes 1,993 shares subject to options held by Mr. Hankin that may be exercised within 60 days of February 29, 2008.

(9)	Includes 1,993 shares subject to options held by Mr. Piotrowski that may be exercised within 60 days of February 29, 2008.

(10)	Includes 1,166 shares subject to options held by Mr. Zionic that may be exercised within 60 days of February 29, 2008.

(11)	Includes the shares (i) referred to in footnotes (2) through (10) above, (ii) 56,528 shares held in the Profit Sharing Plan for the account of other executive officers of the Company, and (iii) 59,593 shares subject to options held by other executive officers of the Company that may be exercised within 60 days of February 29, 2008.

Future Stockholder Proposals

If the merger is completed, there will be no stockholder participation in future meetings of SPARTA’s stockholders. If the merger is not completed, however, SPARTA’s stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the merger is not completed, SPARTA will inform its stockholders, by press release or other means determined reasonable by SPARTA, of the date by which stockholder proposals must be received by SPARTA for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

Delivery of Documents to Stockholders Sharing an Address

Stockholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (if applicable), he or she may contact SPARTA, Inc., 25531 Commercentre Dr., Suite 120, Lake Forest, CA 92630, Attention: Corporate Secretary or at (949) 768-8161. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a stockholder of record receiving multiple copies of this proxy statement, you can request householding by contacting us in the same manner. If you own your shares of SPARTA common stock through a bank, broker or other stockholder of record, you can request additional copies of this proxy statement or request householding by contacting the stockholder of record.

Where You Can Find More Information

SPARTA is subject to the informational requirements of the Exchange Act. SPARTA files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC. Additional information about SPARTA may also be found on its website at www.sparta.com.

Requests for copies of SPARTA filings may also be made to SPARTA and should be directed to SPARTA, Inc., 25531 Commercentre Dr., Suite 120, Lake Forest, CA 92630, Attention: Corporate Secretary. Document requests from SPARTA should be made by April 9, 2008 in order to receive them before the special meeting.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of SPARTA since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. SPARTA has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated March 5, 2008. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitor MacKenzie Partners, Inc. toll-free at (800) 322-2885. Or, you may contact SPARTA, Inc., 25531 Commercentre Drive, Suite 120, Lake Forest, CA 92630, Attention: Jerry R. Fabian Corporate Secretary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
Dated as of January 15, 2008
Among
SPARTA, INC.
COBHAM HOLDINGS INC.
And
ROCOB ACQUISITION INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER dated as of January 15, 2008, among COBHAM HOLDINGS INC., a Delaware corporation (“Parent”), ROCOB ACQUISITION INC., a Delaware corporation (“Merger Sub”) and a wholly owned Subsidiary of Parent, SPARTA, INC., a Delaware corporation (the “Company”) and solely for purposes of Section 6.11 herein, COBHAM plc, a public limited company organized under the laws of England and Wales (“Cobham”).

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved Parent’s acquisition of the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”) whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company or any of their respective Subsidiaries shall be converted into the right to receive $77.60 in cash (the “Per Share Amount”); and

WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

Section 1.01  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.02  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher, LLP located at 333 South Grand Avenue, Los Angeles, California or such other location as the parties mutually agree, on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by the party or parties entitled to the benefits thereof) of all the conditions set forth in Article VII (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction of any such condition), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03  Effective Time.  Prior to the Closing, the parties shall prepare, and on the Closing Date or as soon as practicable thereafter shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04  Effects.  The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company shall vest in the Surviving Corporation, and all liabilities and obligations of the Company shall become liabilities and obligations of the Surviving Corporation.

Section 1.05  Certificate of Incorporation and Bylaws.

(a) The Company Charter, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such certificate of incorporation shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.07  Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock and Options of the
Constituent Corporations; Exchange of Certificates; Equity Bonus

Section 2.01  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub, any subsidiaries of Parent or the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock not described in Sections 2.01(a) or 2.01(b) or that are not Appraisal Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount.

(d) Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Per Share Amount as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect, or otherwise shall waive, withdraw or lose, the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Per Share Amount, without interest, as provided in Section 2.01(c). The Company shall promptly send to Parent copies of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.02  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Per Share Amount upon surrender of Certificates. Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company. Parent shall cause to be provided to the Paying Agent or the Company at the Effective Time, the cash necessary to make all of the payments contemplated by this Article II, including the payment of the portion of the Merger Consideration to be made to holders of Company Stock Options and the Equity Bonus. The cash deposited with the Paying Agent in payment for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) is hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedure.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01(c) less any amounts owed by such holder to the Company pursuant to any loan (an “Option Exercise Loan”) made by the Company to such holder to acquire the shares represented by such Certificate (the “Outstanding Loan Balance”) and the Paying Agent shall transmit to the Company any such Outstanding Loan Balance with respect to such Certificate in full satisfaction of such Option Exercise Loan, and the Certificate so surrendered shall forthwith be canceled. In addition, the agreement with the Paying Agent will contain customary provisions for payment of loans and delivery of Certificates in respect of any loans made by third parties to the holders thereof. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Certificate shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for eight (8) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(e) Investment of Exchange Fund.  The Parent may cause the Paying Agent to invest any cash included in the Exchange Fund in accordance with Parent’s agreement with the Paying Agent. Any interest and other income resulting from such investments shall be paid to Parent. In no case, however, shall any such investment or any such payment of interest delay the receipt by holders of Certificates of the Merger Consideration or otherwise impair such holders’ rights hereunder.

(f) Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, taking such other actions that may be reasonably required by Parent with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect thereto, without interest.

Section 2.03  Company Stock Options.

(a) Vested Stock Options.  Upon the Effective Time, each outstanding vested Company Stock Option (including the Director Options) shall be cancelled automatically in exchange for the right to receive a cash payment in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (y) the excess of the Per Share Amount over the exercise price per share of the Company Common Stock subject to the Company Stock Option (less any applicable withholding). With respect to each such Company Stock Option, such cash payment shall be made to the holder of such Company Stock Option by the Parent or the Surviving Corporation (with funds provided by the Parent). Prior to the Effective Time, the Company Board shall pass appropriate resolutions to (i) accelerate the vesting (effective as of immediately prior to the Effective Time) of each outstanding Company Stock Option held by members of the Company Board who are not, at the Effective Time, employees of the Company (each a “Director Option”), and (ii) permit the treatment of the Company Stock Options as set forth in this Section 2.03 and the Company shall use its reasonable efforts to take any further action necessary to effectuate the foregoing.

(b) Unvested Stock Options.  Prior to the Effective Time, the Company Board shall, in consultation with the Parent, amend the 1997 Stock Plan of Sparta, Inc., and the 2007 Stock Plan of Sparta, Inc., (the “Stock Plans”) to provide for the continuance of the Stock Plans following the Effective Time and for the substitution, upon the Effective Time, of a right described below (a “New Right”) for each outstanding Company Stock Option (or portion thereof), other than Director Options, that is not vested and exercisable as of the Effective Time (each an “Unvested Option”). Upon the Effective Time, each Unvested Option shall be cancelled automatically in exchange for a New Right, which New Rights shall not be vested upon grant, but shall vest in accordance with the existing vesting schedule of the Unvested Option for which the New Right is substituted. Each New Right shall represent the right of the holder thereof to payment in cash (the “Settlement Value”) on the date or dates following the Effective Time on which the New Right (or portion thereof) vests. Each New Right shall relate to the number of common shares of Cobham having an aggregate fair market value on the Effective Date (as determined in accordance with The Cobham Executive Share Option Scheme 2004) equal to the aggregate Per Share Amount of the number of shares of Company Common Stock subject to the corresponding Unvested Option as of the Effective Time. The Settlement Value of a New Right (or portion thereof) as of any vesting date under a New Right shall be the greater of (a) the excess of (i) the fair market value on the vesting date of the number of common shares of Cobham (as determined in accordance with The Cobham Executive Share Option Scheme 2004) with respect to which the holder’s rights vest on that date, over (ii) the aggregate exercise price under the corresponding Unvested Option for the shares of Company Common Stock that would have otherwise vested on that date, or (b) the excess of (i) the aggregate Per Share Amount of the shares of Company Common Stock that would have otherwise vested on that date under the corresponding Unvested Option, over (ii) the aggregate exercise price under the corresponding Unvested Option for those shares. The form of the amendment to the Stock Plans contemplated by this Section 2.05(b) shall be subject to the review and prior approval of Parent; provided, however, that such approval shall not be unreasonably withheld.

Section 2.04  Withholding Rights.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Stock Options pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of any supranational, national, federal, state, provincial, local or municipal (whether domestic or foreign) tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or of Company Stock Options, as applicable, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.

Section 2.05  Equity Bonus.  Parent or the Surviving Corporation shall pay the Equity Bonus (less any applicable withholding), with funds provided by the Parent on the dates such payments become due and payable under the terms of such Equity Bonus.

ARTICLE III

Representations and Warranties of the Company

Except as set forth (i) in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) and publicly available from January 1, 2004 through the date of this Agreement or (ii) in the letter dated the date of this Agreement from the Company to Parent (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.01  Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. The Company is duly qualified to do business in each jurisdiction listed on Schedule 3.01 of the Company Disclosure Letter, which, to the Knowledge of the Company, constitutes all jurisdictions where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

Section 3.02  Equity Interests.  As of the date of this Agreement, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, other than as set forth in Schedule 3.02 of the Company Disclosure Letter.

Section 3.03  Capital Structure.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $0.01 per share (the together “Company Capital Stock”). At the close of business on January 14, 2008, (i) 4,851,234 shares of Company Common Stock were issued and outstanding (excluding the shares of Company Common Stock referenced in clause (ii) of this Section 3.03(a)), (ii) 136,948 shares of Company Common Stock held by the SPARTA, Inc. Profit Sharing Plan but not allocated to participant accounts, (iii) 5,036,891 shares of Company Common Stock were held by the Company in its treasury, (iv) 1,789,484 shares of Company Common Stock were subject to outstanding options to purchase shares of Company Common Stock (collectively, “Company Stock Options”) and (v) 50,863 shares were held in the Company’s Rabbi Trust pursuant to the SPARTA, Inc. Stock Compensation Plan. The exercise prices, vesting status and expiration dates of the Company Stock Options are set forth in Schedule 3.03(a) of the Company Disclosure Letter. The shares of Company Common Stock referenced in clause (ii) of this Section 3.03(a) shall be transferred to the Company’s treasury prior to the Effective Time.

(b) Except as set forth above or in Schedule 3.03(b) of the Company Disclosure Letter, at the close of business on January 14, 2008, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance, outstanding or held by the Company in its treasury. As of the date of this Agreement, (other than Company Stock Options), there were no outstanding options, stock appreciation rights, “phantom” stock rights, performance awards, units, dividend equivalent awards, rights to receive shares of Company Common Stock on a deferred basis, rights to purchase or receive Company Common Stock or other rights that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”) issued or granted by the Company to any current or former director, officer, employee or consultant of the Company. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

Section 3.04  Authority; Execution and Delivery; Enforceability.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding at Law or in equity). The board of directors of the Company (the “Company Board”), at a meeting, duly called and held, adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that the terms of the Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (iii) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommending that the Company’s stockholders vote to adopt this Agreement, at the Company Stockholder Meeting (the “Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn.

(b) The only vote or consent of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock (the “Company Stockholder Approval”).

Section 3.05  No Conflicts; Consents.

(a) Except as set forth in Schedule 3.05(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the amended and restated certificate of incorporation of the Company, as amended through the date of this Agreement (as so amended, the “Company Charter”) or the bylaws of the Company, as amended through the date of this Agreement (as so amended, the “Company Bylaws”), (ii) a Material Company Contract, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, ruling, award, assessment, writ, injunction, decree, stipulation or determination, in each case whether preliminary or final, of a Governmental Entity (“Judgment”) or any statute, law, ordinance, rule, regulation or order (“Law”) applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(b) Except as set forth in Schedule 3.05(b) of the Company Disclosure Letter, no consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or notice to, or permit from, any United States federal or state judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, or instrumentality (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the Exon-Florio Statute, Sec. 721 of Title VII of the Defense Production Act of 1950, as amended (“Exon-Florio”) and (C) the requirements of any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (the “Proxy Statement”) and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company conducts or is qualified to do business, (iv) such filings as may be required in connection with the taxes described in Section 6.08, (v) such other items required by reason of the participation of Parent, Merger Sub or any of their affiliates (as opposed to any other third party) in the transactions contemplated hereby (including any filings or notices related to national security, government contracts or foreign ownership control or influence) and (vi) such other Consents, registrations, declarations, filings, notices or permits, other than any such items the failure of which to obtain or make, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

Section 3.06  SEC Documents.

(a) Except as set forth in Schedule 3.06(a) of the Company Disclosure Letter, since January 1, 2005, the Company has filed with, or furnished to, as applicable, the SEC, all reports, schedules, forms, statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be. Each Annual Report on Form 10-K and all other reports, registration statements, definitive proxy statements or information statements (including all amendments thereto) filed or furnished by the Company with the SEC since January 1, 2005 (the “Company SEC Documents”) as of the date filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act and the

rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, to the extent in effect and applicable, the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in each of the Company SEC Documents (collectively, the “Company Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has made available to Parent true, correct and complete copies of all substantive correspondence between the SEC and the Company since January 1, 2005, including, (i) all SEC comment letters and written responses to such comment letters by or on behalf of the Company and (ii) any letters, complaints, or other documents from the SEC or any staff or office of the SEC informing the Company of any inquiry, claim or proceeding (formal, informal or otherwise) or request for documents or information, and all written responses thereto by or on behalf of the Company. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or an outstanding SEC comment.

(b) Except as set forth in Schedule 3.06(b) of the Company Disclosure Letter, the Company is not a party to any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company in the Company’s audited financial statements or Company SEC Documents and there are no “off-balance sheet arrangements” that would be required to be reported or set forth in the Company SEC Documents.

(c) The Company has made all certifications and statements required by Sections 302 and 906 of the SOX with respect to the Company’s filings pursuant to the Exchange Act. Except as would not have a Company Material Adverse Effect, the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

Section 3.07  Undisclosed Liabilities.  Except as disclosed or reserved against on the Company Financial Statements as of and for the period ended September 30, 2007, the Company does not have any material liabilities other than (a) liabilities incurred in the ordinary course of business consistent with past practice or (b) liabilities incurred in connection with the transactions contemplated by this Agreement.

Section 3.08  Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference therein.

Section 3.09  Absence of Certain Changes or Events.  Since December 31, 2006 through the date hereof, except as specifically contemplated by, or disclosed in this Agreement, (i) the Company has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Merger) and (ii) the Company has not taken, or committed to take, any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.01, and no event, change, circumstance or effect has occurred or circumstance has arisen that, individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect.

Section 3.10  Taxes.  Except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any representations set forth in this Section 3.10, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect:

(a) The Company has timely filed, all material tax returns required to be filed by it, and all such tax returns are true, complete and accurate in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise owed or due and owing by the Company (whether or not shown or required to be shown on any tax return), have been timely paid (other than payments being contested in good faith by appropriate proceedings) and the Company has not waived any statute of limitations with respect to any taxes that has a continuing effect or agreed to any extension of time with respect to a tax assessment or deficiency that has a continuing effect.

(b) Except as set forth in Schedule 3.10(b) of the Company Disclosure Letter, the Company is not a beneficiary of any extension of time within which to file any tax return.

(c) To the Knowledge of the Company, no claim has been made by an authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction.

(d) No deficiency for any material amount of tax has been asserted or assessed by any taxing authority in writing against the Company that has not been satisfied by payment, settled or withdrawn.

(e) The Company has not been a member of any affiliated, consolidated, combined, unitary or aggregate group that includes any person other than the Company and any former Company Subsidiaries for purposes of filing tax returns or paying taxes at any time within the last ten (10) years.

(f) There are no pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) for any material amount of taxes (other than for current taxes not yet due and payable) on the assets of the Company.

(g) Except as set forth in Schedule 3.10(g) of the Company Disclosure Letter, the Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting for a taxable period beginning on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(h) Except as set forth in Schedule 3.10(h) of the Company Disclosure Letter, no foreign, federal, state, or local tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of tax proposed , asserted, or assessed by any taxing authority against the Company. The Company has made available to the Parent true and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2004.

(i) To the Knowledge of the Company, the Company does not have any liability with respect to income, franchise or similar taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Documents filed on or prior to the date of this Agreement, except for any liability with respect to such taxes that has been incurred in the ordinary course of business since the date of filing of such Company SEC Documents. The Company has no liability for taxes of any person other than members of the tax consolidated or combined group of which the Company is or was the common parent. With respect to any year for which the applicable statute of limitations is still open, the Company has not participated in a “tax amnesty” or similar program offered by any tax authority to avoid the assessment of penalties or other additions to tax.

(j) For purposes of this Agreement:

(i) “tax” or “taxes” means any federal, state, county, local, or foreign tax, charge, duty, fee, levy or other similar assessment in the nature of a tax, in each case imposed by a governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any taxes; including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, and including any interest, penalty, or addition thereto; and

(ii) “tax return” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any tax or the administration of any tax laws.

Section 3.11  Labor Relations.  The Company is not a party to or bound by any labor or collective bargaining agreement that pertains to employees of the Company, or otherwise required to bargain with any union, nor has the Company experienced within the last twenty-four (24) months any strikes, work stoppages, claims of unfair labor practices, or similar other collective bargaining disputes. To the Knowledge of the Company, no organizational effort has been made by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four (24) months with respect to any employees of the Company.

Section 3.12  ERISA Compliance; Excess Parachute Payments.  Except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any representations set forth in this Section 3.12, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect:

(a) Each agreement or any material employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option or other equity-based compensation, performance, retirement, thrift, savings, paid time off, perquisite, fringe benefit, vacation, severance, change of control, medical, welfare benefit or other similar plan, program, policy, arrangement or understanding (whether or not legally binding) sponsored, maintained, contributed to or required to be maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any director, officer, employee or consultant, or any former director, officer, employee or consultant, in each case, whether or not located in the United States, of the Company (collectively, the “Company Benefit Plans”) has been administered in all material respects in accordance with its terms. The Company and the Company Benefit Plans are in compliance, in all material respects, with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and all other applicable Laws. Schedule 3.12(a) of the Company Disclosure Schedule lists each Company Benefit Plan. The Company has made available to Parent a complete and accurate copy of each Company Benefit Plan.

(b) Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (each, a “Company Pension Plan”) intended to be tax-qualified has received favorable determination letters to the effect that such Company Pension Plan is qualified under Section 401(a) of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened in writing) and no event has occurred relating to such Company Pension Plan (including any amendment thereto) that is reasonably likely to materially and adversely affect the qualification of such Company Pension Plan.

(c) No Company Benefit Plan is subject to Title IV of ERISA. Neither the Company nor any Commonly Controlled Entity has incurred, or reasonably expects to incur, any liability under Title IV of ERISA or Section 412 of the Code. During the prior six years, neither the Company nor any Commonly Controlled Entity incurred any liability in respect of a “withdrawal,” “complete withdrawal” or “partial withdrawal” from any plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA).

(d) The Company has not received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits, proceedings or other actions against or involving any Company Benefit Plan that would reasonably be excepted to result a Company Material Adverse Effect.

(e) With respect to each Company Benefit Plan, there has not occurred any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code). To the Knowledge of the Company, no person acting on behalf of the Company has acted or failed to act in connection with any Company Benefit Plan in a manner that would subject the Company to direct or indirect material liability by indemnity or otherwise, for a breach of any fiduciary duty with respect to such Company Benefit Plan.

(f) Except as set forth in Schedule 3.12(f) of the Company Disclosure Letter, the Company has no obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code).

(g) (i) No Company Benefit Plan, and no other commitment or agreement provides for the payment of compensation of or benefits to any person solely as a result of the transaction contemplated by this Agreement; and (ii) the transactions contemplated by this Agreement will not accelerate the time of payment of or increase the amount of compensation due to any person, and are not reasonably expected to result in any payments to any Person being excess parachute payments within the meaning of Section 280G of the Code.

Section 3.13  Proceedings.

(a) There is no claim, suit, proceeding or other action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its assets, that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. Nor is there any material Judgment outstanding against the Company.

(b) Except as set forth in Schedule 3.13(b) of the Company Disclosure Letter, there is no audit, inquiry or investigation involving the Company by a Governmental Entity pending, or to the Knowledge of the Company, threatened in writing, that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

Section 3.14  Compliance with Applicable Laws.  Except as set forth in Schedule 3.14 of the Company Disclosure Letter, the Company is in compliance with all applicable Laws, except any failure to be in compliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities (collectively, “Permits”), necessary for it to own, lease or operate its assets and to carry on its business as conducted presently, except any failure to have in effect any Permit that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

Section 3.15  Compliance with Environmental Laws.  (a) Except as, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect:

(i) the Company is in compliance with all applicable Environmental Laws;

(ii) the Company has obtained and is in compliance with all Permits necessary under any applicable Environmental Law for it to own, lease or operate its assets as currently held and to carry on its businesses as presently conducted (“Environmental Permits”); and

(iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company.

(b) As used in this Agreement:

“Environmental Claim” means any and all administrative, regulatory or judicial claims, suits, proceedings, investigations or other actions, Judgments, written demands, written directives, Liens or written notices of noncompliance or violation, in any such case, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of investigations, remediation or governmental response, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure of persons to, any Hazardous Materials, (ii) the failure to comply with any Environmental Law or (iii) liabilities or obligations arising under any Environmental Law;

“Environmental Laws” means all applicable national, federal, state, local, provincial and municipal (whether domestic or foreign) Laws, Judgments or Permits issued, promulgated or entered into by or with any Governmental Entity, relating to Release, treatment, storage or other disposal of or exposure of persons to Hazardous Materials or protection of the environment;

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form and polychlorinated biphenyls, and any other chemical, material or substance designated a “hazardous substance,” “hazardous waste,” “hazardous material,” “contaminant,” “pollutant” or “toxic substance” under any applicable Environmental Law; and

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 3.16  Material Company Contracts.

(a) Except as set forth in Schedule 3.16(a) of the Company Disclosure Letter, the Company is not a party to, bound by or subject to any Contract (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or is a Contract that the Company otherwise deems material, (ii) that has an aggregate value, or involves payments by or to the Company, of more than $5,000,000.00 in any twelve-month period, or (iii) that is a material joint venture, partnership, teaming or other similar agreement (any such Contract referred to in the foregoing clauses (i) through (iii) being referred to as a “Material Company Contract”). The Company is not in default or violation of (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation by the Company) any material term, condition or provision (in each case, whether explicit or incorporated by reference) of any Material Company Contract to which the Company is a party or by which any of its respective assets is bound, which default or violation, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(b) Except as set forth on Schedule 3.16(b) to the Company Disclosure Letter, with respect to each Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, for which performance is ongoing as of the date hereof, and each outstanding bid, quotation or proposal by the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company, on the one hand, and any Governmental Entity, on the other hand, including any facilities Contract for the use of government-owned facilities (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity for which performance is ongoing as of the date hereof, and each outstanding Bid that if accepted or awarded could lead to a Contract between the Company, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(i) each such Company Government Contract or Company Government Subcontract was, to the Knowledge of the Company, legally awarded, is binding on the parties thereto, and is in full force and effect, except any failure to be legally awarded or in full force and effect that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(ii) to the Knowledge of the Company, no reasonable basis exists to give rise to a material claim by a Governmental Entity for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with such Company Government Contract or Company Government Subcontracts where the amount in dispute is in excess of $3,000,000;

(iii) since January 1, 2006, neither any United States governmental entity, agency or body, including United States Government corporations and non-appropriated fund activities (collectively, the “United States Government”) nor any prime contractor, subcontractor or other person or entity has notified the Company in writing that the Company has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, except for such breaches or violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or except for such breaches or violations that related to a program that is no longer ongoing as of the date of this Agreement;

(iv) to the Knowledge of the Company, all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company in connection with such Company Government Contracts or Company Government Subcontract were current, accurate and complete in all material respects as of their effective date, except for such inaccuracies and omissions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

(v) the Company has not received any notice of termination for default or cure notice pertaining to such Company Government Contract or Company Government Subcontract, provided that this clause (v) shall not apply to any notice received more than 12 months prior to the date of this Agreement, or which notice related to a program that is no longer ongoing as of the date of this Agreement;

(vi) no cost in excess of $3,000,000 incurred by the Company pertaining to such Company Government Contract or Company Government Subcontract has been questioned in writing, is the subject of any audit (other than routine audits and similar inquiries) or, to the Knowledge of the Company, investigation or has been disallowed by any Governmental Entity, except an investigation, audit or disallowance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;

(vii) no payment in excess of $3,000,000 due to the Company pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, and the Company is entitled to all progress or other payments received to date with respect thereto, except any payment or claim that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect;

(viii) the Company has complied in all material respects with all requirements of such Company Government Contracts or Company Government Subcontracts and any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any), except for any noncompliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; and

(ix) the pricing, estimating and procurement systems relating to the Company Government Contracts and Company Government Subcontracts have been disclosed to the United States Government in compliance in all material respects with all applicable Laws, regulations, and procedures, including but not limited to the Federal Acquisition Regulation and the Defense Federal Acquisition Regulations to the U.S. Government.

(c) The Company has not received written notice of any (i) outstanding material claims (including claims relating to bid or award protest proceedings ) against the Company, either by any Governmental Entity or by any prime contractor, subcontractor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, or (ii) formal pending or, to the Knowledge of the Company, threatened disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between the Company, on the one hand, and the United States Government, on the other hand, under the United States Contract Disputes Act, as amended, or any other Law or between the Company, on the one hand, and any prime contractor, subcontractor or other person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract, except, in each case described in this Section 3.16(c), for any claim, request or dispute where the amount in dispute is not in excess of $3,000,000 and except for such claims that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(d) Except as set forth on Schedule 3.16(d) to the Company Disclosure Letter, to the Knowledge of the Company, the Company is in material compliance with the Export Administration Regulations (“EAR”) administered by the United States Department of Commerce, the International Traffic in Arms Regulations (“ITAR”) administered by the United States Department of State; all economic and trade sanctions administered by the Office of Foreign Assets Control (“OFAC”) within the United States Department of the Treasury, and the Foreign Corrupt Practices Act (“FCPA”) except any non-compliance that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

Section 3.17   Title to Properties.   The Company has good and marketable title to, or valid leasehold interests in, all of its material assets, except for any defect in title, easement, restrictive covenant, similar encumbrance or impediment, or Lien that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. In addition, the Company has complied with the terms of each lease, sublease, license and other Contract relating to real property (each, a “Company Lease”) to which it is a party, except any failure to comply that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

Section 3.18  Intellectual Property.

(a) The Company owns, or is validly licensed or otherwise has the right to use, all (a) patents and patentable inventions, (b) trademarks, trade names, service marks and Internet domain names, (c) copyrights and copyrightable works (including computer software), and (d) trade secrets (collectively, ‘‘Intellectual Property Rights”) necessary to conduct its business as presently conducted, in each case, free and clear of all Liens, except any Liens that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. No claims are pending against the Company or, to the Knowledge of the Company, threatened in writing that the Company is infringing on or misappropriating the rights of any person with regard to any Intellectual Property Right, except any claim that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no person is infringing the rights of the Company with respect to any Intellectual Property Right, except any infringement that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Governmental Entity is entitled to claim any rights (including license rights) in or to any Intellectual Property Rights developed by the Company exclusively at private expense and delivered to a Governmental Entity in the last three (3) years related to: (i) any Technical Data, other than Limited Rights or commercial license rights customarily provided to the general public, or (ii) any Computer Software, other than Restricted Rights or commercial license rights customarily provided to the general public. The terms “Technical Data” and “Limited Rights” have the meanings set forth at 48 C.F.R. 252.227-7013, and the terms “Restricted Rights” and “Computer Software” have the meanings set forth at 48 C.F.R. 252.227-7014.

Section 3.19  Brokers.  No broker, investment banker or financial advisor other than Merrill Lynch & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.20  Opinion of Financial Advisor.  The Company has received the opinion of Merrill Lynch & Co., in customary form, to the effect that, as of its date, the consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view, a signed copy of which will be delivered to Parent by the Company solely for informational purposes.

Section 3.21  Insurance.  The Company maintains insurance coverage that to the Knowledge of the Company is customary for the operation of similar businesses to that of the Company (taking into account the cost and availability of such insurance, deductibles and retentions). Since January 1, 2004, no insurer of the Company has (a) cancelled or invalidated any insurance policy of the Company or any of its Subsidiaries except upon the expiration of such policy in accordance with its terms or (b) rejected any material claim under any such insurance policy, and all premiums due and owing as of the date hereof with respect to all such insurance policies have been paid.

Section 3.22  Takeover Statutes.  Assuming the accuracy of the representation set forth in Section 4.07, the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) are not applicable to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. To the Knowledge of the Company, no other “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other similar anti-takeover statute or regulation of any jurisdiction) is applicable to the Merger or any of the other transactions contemplated hereby.

Section 3.23  Exclusivity of Representations and Warranties.  The Company is not making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article III and the Company Disclosure Letter, and the Company hereby disclaims any such other representations or warranties. Neither the Company nor any other person will have or be subject to any liability to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of or reliance on, any information provided in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain data rooms or management presentations in expectation of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.01  Organization, Standing and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and all requisite corporate power and authority to conduct its businesses as presently conducted.

Section 4.02  Merger Sub.

(a) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 750 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by a wholly owned subsidiary of Parent free and clear of any Lien.

Section 4.03  Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are or will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

Section 4.04  No Conflicts; Consents; Organizational Conflicts of Interest.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its Subsidiaries, (ii) any material Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent, Merger Sub or any of their Subsidiaries or their respective properties or assets.

(b) No Consent of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under (A) the HSR Act, (B) the requirements of any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, (C) the ITAR, (D) Exon-Florio, (E) approval of DSS to operate the business of the Company pursuant to an SSA under the NISPOM, (F) the absence of Negative Indications in response to the request for NIDs (or similar determinations under any applicable national or industrial security regulations) in accordance with the NISPOM, authorizing access to proscribed or other information by the Company following the Closing as may be necessary for the Company to continue to perform the Company Government Contracts and Company Government Subcontracts, (ii) compliance with any applicable requirements of the Exchange Act in connection with this Agreement, the Merger and the other transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such filings as may be required in connection with the taxes described in Section 6.08.

(c) The execution and delivery by each of Parent and Merger Sub of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof will not result in any actual or potential organizational conflict of interest as defined in Federal Acquisition Regulation 9.5.

Section 4.05  Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.06  Brokers.  No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent.

Section 4.07  Section 203 of the DGCL.  None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the DGCL.

Section 4.08  Financial Capability.  Parent currently has funds available to it sufficient to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to (i) pay the aggregate Merger Consideration, (ii) refinance any indebtedness or other liability of the Company which may become due as a result of this Agreement or any of the transactions contemplated hereby, (iii) pay all related fees and expenses and to satisfy all other liabilities of the Surviving Corporation and (iv) provide adequate liquidity for the continuation of the business of the Company in a manner consistent with historical practice.

Section 4.09  Vote Required.  No vote of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger, or other transactions contemplated hereby.

Section 4.10  Parent’s Investigation and Reliance.  Parent is a sophisticated purchaser with experience in the industries in which the Company conducts its business and has made its own investigation, review and analysis regarding the Company and the transactions contemplated hereby, which investigation, review and analysis were conducted by Parent together with expert advisors that it has engaged for such purpose. Parent and its representatives have been provided with such access to the representatives, properties, offices, plants and other facilities, book and records of the Company and other information as they have requested in connection with their investigation of the Company and the transactions contemplated hereby.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01  Conduct of Business.

(a) Conduct of Business by the Company.  Except for matters set forth in the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or unless Parent shall otherwise expressly consent, from the date of this Agreement to the Effective Time the Company shall conduct its business in the ordinary course in all material respects consistent with past practice, in compliance with applicable Law, and use its reasonable efforts to preserve intact in all material respects its current business organization, keep available the services of its current key officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors, Governmental Entities and others having business dealings with the Company. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) effect any reorganization or recapitalizations or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of Company Capital Stock or other voting securities or equity interests of the Company (other than in connection with the exercise of Company Stock Options outstanding on the date hereof and in accordance with past practices);

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of any class or any other equity equivalents (including, without limitation, any options or appreciation rights) except for the issuance and sale of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement;

(iii) amend the Company Charter or Company Bylaws;

(iv) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership or other business in an existing line of business of the Company for a purchase price (including the amount of any assumed indebtedness) in excess of $5,000,000, individually or $5,000,000 in the aggregate;

(v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(vi) grant any security interest in any of its material assets or sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien, any material assets, except in the ordinary course of business consistent with past practice;

(vii) enter into any new line of business outside of its current business segments;

(viii) (A) grant or announce any material increase in the salaries, bonuses, or other benefits payable by the Company to any of its employees, (B) grant any retention, severance, termination or similar pay to any employee of the Company, (C) establish, adopt or enter into any new Company Benefit Plan (whether or not such Company Benefit Plan would be a Company Benefit Plan on the date hereof) for the benefit of any employee of the Company, or terminate any Company Benefit Plan; (D) amend any Company Benefit Plan in any material respect or (E) grant any equity or equity based awards, in all cases, other than (x) as required by applicable Law or as are required to consummate the transactions contemplated hereby, (y) solely with respect to clauses (A) through (C) and (E), pursuant to any plans, programs, or agreements existing on the date hereof, or (z) solely with respect to clauses (A) through (C) and (E), in the ordinary course of business consistent with past practice.

(ix) except as required by Law or the Treasury Regulations promulgated under the Code, (A) make any change (or file any request for such change) in any method of tax accounting or (B) make, change or rescind any material tax election, settle or compromise any material tax liability, audit, claim, or assessment, or surrender any right to claim for a material tax refund, file any amended tax return involving material additional taxes (except as required by Law), enter into any closing agreement relating to material taxes, or waive or extend the statute of limitations in respect of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business);

(x) make any change in accounting methods, principles or practices in effect as of the date hereof, except as required by changes in GAAP or applicable Law;

(xi) write up, write down, or write off the book value of any assets of the Company, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be required by GAAP, any accounting standard promulgated by the Financial Accounting Standards Board, any cost accounting standards or any other applicable accounting standard;

(xii) enter into any agreement that materially restricts the ability of the Company to engage or compete in any line of business other than in the ordinary course of business consistent with past practice;

(xiii) amend, modify or consent to the termination of any Material Company Contract, Company Government Contract or Company Government Subcontract, except in the ordinary course of business and consistent with past practice;

(xiv) terminate any material insurance policies (or fail to replace such policies with replacement policies, taking into account the cost and availability of such insurance, deductibles and retentions) covering the Company and its assets, except in the ordinary course of business and consistent with past practice;

(xv) settle or compromise any material litigation or arbitration claim brought or threatened to be brought against the Company;

(xvi) acquire, enter into, or extend any option to acquire, or exercise an option to acquire real property, or commence construction of, or enter into any contract to develop or construct, any other real estate project;

(xvii) (A) repurchase, prepay (other than repayment of amounts outstanding from time to time under a credit facility) or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under a credit facility in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person;

(xviii) enter into any joint venture agreement; and

(xix) into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Section 5.02  No Solicitation.

(a) The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other agent or advisor, representative or agent (collectively, ‘‘Representatives”) of, the Company to, directly or indirectly, (i) solicit, initiate, propose, induce or knowingly encourage any inquiry or the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Takeover Proposal; provided, however, that the Company Board may, in response to a written Takeover Proposal that the Company Board determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and subject to compliance with Section 5.02(d), (A) furnish non-public information with respect to the

Company to the person making such Takeover Proposal (and its Representatives) subject to a confidentiality agreement that contains provisions with respect to confidentiality that are no less favorable in the aggregate to the Company than those in the Confidentiality Agreement and (B) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding any such Takeover Proposal. To the extent not previously provided to Parent, the Company shall promptly provide to Parent any non-public information with respect to the Company it makes available to a person pursuant to clause (A) above.

(b) Except as permitted by this Section 5.02, neither the Company Board nor any committee thereof shall (i) (A) recommend the approval or adoption of any Takeover Proposal, (B) withdraw (or modify in a manner adverse to Parent or Merger Sub) the Board Recommendation, (C) recommend that the stockholders of the Company reject or vote against this Agreement, the Merger or any of the other transactions contemplated hereby or (D) resolve, agree or propose publicly to take any such actions (each such action set forth in this Section 5.02(b)(i) being referred to herein as an “Adverse Recommendation Change”), (ii) adopt or approve any Takeover Proposal, or (iii) resolve, agree or propose publicly to take any of the foregoing actions.

(c) Notwithstanding anything in Section 5.02 or any other provision of this Agreement to the contrary, the Company Board may: (i) make an Adverse Recommendation Change or (ii) solely in response to a Superior Proposal, cause the Company (A) to terminate this Agreement pursuant to Section 8.01(f) and (e) and (B) following such termination, to enter into a Contract with respect to a Superior Proposal if, in each case, the Company Board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all applicable requirements of Section 8.02(a) in connection with such Superior Proposal.

(d) In addition to the obligations of the Company set forth in Sections 5.02(a) through (c), the Company shall promptly (but in no case later than twenty-four (24) hours after receipt) advise Parent of its receipt of any Takeover Proposal. The Company shall keep the Parent reasonably informed on a reasonably current basis of the status of material discussion and negotiations relating to any such Takeover Proposal, including the identity of the person or group of persons making such Takeover Proposal.

(e) The Company shall notify the Parent at least seventy-two (72) hours prior to effecting an Adverse Recommendation Change or terminating this Agreement as provided in Section 5.02(c)(ii)(A) herein. The Company shall negotiate in good faith with the Parent and its agents and advisors during such seventy-two (72) hour period, regarding any modifications to the price and other terms and conditions of this Agreement proposed by the Parent in response thereto that would cause the Company Board not to make the Adverse Recommendation Change or to terminate this Agreement.

(f) Nothing contained in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its fiduciary duties or any other obligations under applicable Law.

(g) For purposes of this Agreement:

‘‘Takeover Proposal” means any written proposal or offer from any person relating to, or bona fide inquiry that is reasonably likely to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including by way of tender offer, exchange offer, stock acquisition, or asset, of assets or businesses that constitute or represent 15% or more of the revenues, net income or assets of the Company, taken as a whole, or 15% or more of any class of equity securities of the Company, or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company, in each case, other than the transactions contemplated by this Agreement.

‘‘Superior Proposal” means any bona fide written offer made by a third party prior to the Effective Time that (i) if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company Common Stock or more than 50% of the revenues, net income or assets of the Company, taken as a whole, that the Company Board or a committee thereof determines in its good faith judgment is more favorable from a financial point of view, to the Company’s stockholders, taking into account all of the terms and conditions of this Agreement and any modifications thereto offered by the Parent pursuant to Section 5.02(e), and (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein.

ARTICLE VI

Additional Agreements

Section 6.01  Preparation of Proxy Statement; Stockholders Meeting.

(a) The Company shall, as reasonably promptly as practicable following the date of this Agreement, but no later than forty-five (45) days after the date of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall promptly notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall promptly supply Parent with copies of all material correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company (i) shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment thereto or material correspondence with the SEC regarding the Proxy Statement and (ii) shall consider all comments reasonably proposed by Parent. The Company shall not modify any information supplied by Parent or Merger Sub that is included in or incorporated by reference in the Proxy Statement without the Parent’s prior consent. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with and completion of review by the SEC.

(b) Subject to applicable Law, the Company shall, as promptly as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. Except as provided in Section 5.02(c), the Proxy Statement shall include the Board Recommendation. The Company shall not postpone the Company Stockholder Meeting or adjourn the Company Stockholder Meeting without having taken a vote on the approval and adoption of this Agreement (other than as a result of the absence of a quorum) without prior consultation with Parent.

Section 6.02  Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records. All information exchanged pursuant to this Section 6.02 shall be provided pursuant to the terms of, and be subject to (i) applicable Law and (ii) the confidentiality agreement dated September 13, 2007, between the Company and Parent (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this agreement, the Company shall not be required to disclose any information if such disclosure would, in the Company’s judgment, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty, or binding agreement entered into prior to the date hereof.

Section 6.03  Reasonable Efforts; Notification; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary to consummate and make effective, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement (it being understood that nothing in this Section 6.03 shall require Parent to

(x) consent to any action or omission that would be inconsistent with Section 5.01 or (y) agree to amend or waive any provision of this Agreement).

(b) In connection with and without limiting the foregoing, each party shall (A) promptly take all actions reasonably necessary to (1) file the notification and report form required for the transactions contemplated hereby and provide any supplemental information in connection therewith pursuant to the HSR Act, and (2) make any filings required under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States, and shall furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any filing with, or submission or response to, inquires from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity in connection with obtaining approval under the HSR Act and any applicable competition, antitrust or similar Law of any jurisdiction outside the United States and (B) keep the other party apprised of the status of any inquiries or requests for additional information from the FTC, the DOJ or any other Governmental Entity in connection with obtaining approval under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States and take all reasonable steps to comply promptly with any such inquiry or request and (C) participate in any interviews or meetings reasonably requested by the FTC or the DOJ or any Governmental Entity in connection with obtaining approval under any applicable competition, antitrust or similar Law of any jurisdiction outside the United States in connection with the consummation of the transactions contemplated hereby.

(c) As soon as practical after the date of this Agreement:

(i) the parties shall prepare, prefile, then no earlier than 5 business days thereafter, file with the Committee on Foreign Investment in the United States (“CFIUS”) a joint voluntary notice under Exon-Florio, with respect to the transaction contemplated by this Agreement. The Parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. The Parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process as promptly as practicable;

(ii) the Company shall prepare and submit to DSS and, to the extent applicable, any other agency of the United States Government, notification of the transaction contemplated by this Agreement pursuant to the NISPOM. and any other applicable national or industrial security regulations, and fully cooperate with the Parent in requesting from DSS approval to operate the business of the Company pursuant to an SSA under the NISPOM; and

(iii) the Parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable in order to achieve the satisfaction of the closing condition set forth in Section 7.02(e) herein.

The parties further agree to apprise each other of any material communications with any Governmental Entity and coordinate procedures in respect of the foregoing.

Section 6.04  Employee Matters.

(a) During the period from the Effective Time through and including the first anniversary of the Effective Time, the employees of the Company who remain in the employment of the Surviving Corporation (the “Continuing Employees”) shall each receive (i) wages and cash bonus opportunities that are substantially comparable to the wages and cash bonus opportunities provided by the Company to each such employee immediately prior to the Effective Time, (ii) long-term incentive awards (including equity-based compensation) that in the aggregate are no less favorable than the long-term incentive awards granted to similarly situated employees of Parent or its Subsidiaries as of the date hereof, provided, however, that any awards received by such employee pursuant to Section 6.10 herein shall not be considered a long-term incentive award, solely for purposes of this Section 6.04(a) and (iii) other employee benefits (excluding for all purposes of this clause (iii) equity and equity-based compensation and long-term incentive awards) that in the aggregate are substantially comparable to the other employee benefits provided under the Company Benefit Plans to such employees immediately prior to the Effective Time; provided that no provision of this Section 6.04(a) shall give any employee of the Company any right to continued

employment or impair in any way the right of Parent, the Surviving Corporation or any of its Subsidiaries to terminate the employment of any employee.

(b) Parent shall honor, or shall cause to be honored, the terms of all change in control, employment and severance plans and agreements of the Company in accordance with their terms as in effect immediately prior to the Effective Time, subject to the amendment and termination provisions of such agreements.

(c) Parent shall provide, or cause the Surviving Corporation to provide, all Continuing Employees full credit for all purposes (including eligibility, vesting and benefit accrual, but not including accrual of benefits under any defined benefit pension plan) under the employee benefit plans and arrangements maintained by Parent or the Surviving Corporation in which such Continuing Employees participate after the Effective Time, for such employees’ service with the Company or its Affiliates or predecessors prior to such date, except as would result in a duplication of benefits.

(d) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation) shall (i) waive, or cause to be waived, all limitations as to preexisting conditions, exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions, exclusions and requirements were satisfied or did not apply to such employees under the welfare plans of the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and annual deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e) No provision of this Section 6.04 shall be treated as an amendment to any Company Benefit Plan or give any third party the right to enforce any provision of this Agreement.

Section 6.05  Directors and Officers.

(a) Parent shall, to the fullest extent permitted by Law, honor or cause the Surviving Corporation to honor all the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the current and former directors or officers of the Company (each, an “Indemnified Party”) for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws, and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims which may be brought against such directors or officers arising out of such acts or omissions. In addition, Parent shall cause the Surviving Corporation to expressly assume the Company’s individual indemnity agreements with directors, officers and employees to the extent required thereby.

(b) From the Effective Time until the 6th anniversary of the Effective Time, Parent shall maintain in effect, for the benefit the Indemnified Parties with respect to their acts or omissions occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the “Existing Policy”); provided, however, that: (i) Parent may substitute for the Existing Policy a policy or policies with reputable and financially sound carriers providing at least the same coverage and amounts containing terms and conditions which are no less advantageous to the directors and officers of the Company; and (ii) Surviving Corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess 200% of the current annual premium as set forth in Schedule 6.05(b) of the Company Disclosure Letter.

(c) Each of Parent and Merger Sub covenants, for itself and its successors and assigns, that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of the Company, in their capacity as such, with respect to any liabilities, actions, or causes of action, judgments, claims, or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case, to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(d) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this Section 6.05.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter or Company Bylaws, indemnification agreements with the Company, the DGCL or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are expressly intended to benefit each of the Indemnified Parties.

Section 6.06  Fees and Expenses.  Except as otherwise provided in Section 8.02(a), all fees and expenses incurred in connection with the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.07  Public Announcements.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or obligations pursuant to the rules of any securities exchange or self regulatory authority, or in response to a request by a Governmental Entity. The parties will coordinate the timing of any public announcements.

Section 6.08  Transfer Taxes.  Subject to Section 2.02(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated hereby shall be paid by either Parent or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any tax returns with respect to such Transfer Taxes, including supplying in a timely manner any information with respect to such property that is reasonably necessary to complete such tax returns.

Section 6.09  Stockholder Litigation.  The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the litigation, shall consult with Parent regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. The Company shall not settle any such litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned). All obligations in this Section 6.09 shall be subject to the obligations of the Company under applicable Law relating to attorney-client communications and privilege.

Section 6.10  Retention Plan.  Prior to the Effective Time, the Company Board shall, in consultation with the Parent, adopt a retention plan (the “Retention Plan”) that will provide for the grant of awards with an aggregate value of approximately $10,000,000 to senior management employees of the Company. The awards will provide for cash payments to plan participants in three annual installments beginning on the first anniversary of the Effective Time, subject to both the financial performance of the Surviving Corporation after the Effective Time and the plan participant’s continued employment with the Company (or Parent or any of its Subsidiaries) through the applicable payment date. Prior to adopting the Retention Plan, the Company Board shall have received the consent of Parent with respect to the structure, identity of participants and award amounts under the Retention Plan, which consent shall not be unreasonably withheld.

Section 6.11  Guaranty.  From and after the date of this Agreement, Cobham hereby irrevocably, absolutely and unconditionally guarantees the due and punctual payment of all amounts required to be paid by Parent and Merger Sub under this Agreement when the same shall become due and payable, according to the terms thereof. This guaranty shall be a continuing guaranty and shall remain in full force and effect until, and Cobham’s liability under this guaranty shall terminate upon, payment in full of all such amounts by Parent or Merger Sub. Cobham hereby expressly waives all (i) presentments, (ii) demands for payment or performance, (iii) diligence, (iv) demands of protest, dishonor, or reliance hereon, and (v) protests of nonpayment. Cobham acknowledges that its obligations under this Section 6.11 shall not be released or discharged in whole or in part by the insolvency, bankruptcy, liquidation, termination, dissolution, merger, consolidation or other business combination of Parent or Merger Sub.

ARTICLE VII

Conditions Precedent

Section 7.01  Conditions to Each Party’s Obligation To Effect The Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company shall have obtained the Company Stockholder Approval.

(b) Governmental Approvals. (i) Any waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated, (ii) written confirmation by CFIUS of the successful completion of the review process under Exon-Florio with respect to the Merger, and (iii) any applicable approvals pursuant to any competition, antitrust or similar Law of any jurisdiction outside the United States shall have been obtained. Notwithstanding anything to the contrary contained herein, Parent shall not be required to agree to sell, divest, or dispose of any one or more of the Company’s businesses, product lines or assets.

(c) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or Law prohibiting the consummation of the Merger or the transactions contemplated hereby shall be in effect.

Section 7.02  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties.

(i) Each of the representations and warranties made by the Company in this Agreement shall be accurate in all respects as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date) and except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

(ii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of clause (i) above.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect.  Since the date hereof, there shall not have been any Company Material Adverse Effect.

(d) Appraisal Rights.  The holders of no more than 10.0% of the shares of the Company Common Stock outstanding on the record date for the Company Stockholder Meeting shall have demanded the appraisal of such shares.

(e) Other Approvals.  The following U.S. Government confirmations, consents, assurances and approvals shall have been obtained: (i) approval of DSS to operate the business of the Company pursuant to an SSA under the NISPOM and (ii) NIDs (or similar determinations under any applicable national or industrial security regulations) shall have been requested in accordance with the NISPOM, authorizing access to proscribed or other information by the Company following the Closing as may be necessary for the Company to continue to perform the Company Government Contracts and the Company Government Subcontracts, and the Company shall not have received any indication from any customer with respect to any such Company Government Contract or Company Government Subcontract that such customer will not grant or support a favorable NID to or for the benefit of the Company after the Merger (a “Negative Indication”); it being understood that this condition shall have been satisfied unless the Company shall have received Negative Indications with respect to sufficient (in number or in revenue) Company Government Contracts and Company Government Subcontracts so as to cause, or be reasonably likely to cause, a Company Material Adverse Effect, on or before the 60th day following the date on which the Company has provided all current DD 254s to DSS in a manner specifically required by DSS, unless on the 30th day from the date such DD 254s are provided to DSS, DSS acknowledges that it has not requested NIDs from the relevant contracting agencies, which in such case, the condition shall be met on the 90th day following the date on which the Company has provided such DD 254s to DSS.

Section 7.03  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties.

(i) Each of the representations and warranties made by the Parent and Merger Sub in this Agreement shall have been accurate in all respects as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Parent Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

(ii) the Company shall have received a certificate signed on behalf of the Parent by the chief executive officer and the chief financial officer of the Parent to the effect of clause (i) above

(b) Performance of Obligations of the Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before July 31, 2008 (such date, as extended, the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting duly convened for the purpose of obtaining the Company Stockholder Approval or any adjournment or postponement thereof;

(c) by Parent, in the event an Adverse Recommendation Change has occurred, within 10 business days after the occurrence of such Adverse Recommendation Change;

(d) by Parent, if the Company breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within twenty (20) days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(e) by the Company, if Parent or Merger Sub breaches or fails to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within twenty (20) days after the giving of written notice to Parent and Merger Sub of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(f) by the Company, if the Company Board has determined to accept a Superior Proposal in accordance with Section 5.02(c); or

(g) by Parent in the event that the condition set forth in Section 7.02(d) is not satisfied.

Section 8.02  Effect of Termination.

(a) In the event that:

(i) (A) a Takeover Proposal has been made to the Company or its stockholders or a Takeover Proposal shall have otherwise become publicly known, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (C) at any time on or prior to the twelve-month anniversary of such termination, any Takeover Proposal is consummated; or

(ii) this Agreement is terminated by (A) the Company pursuant to Section 8.01(f) or (B) the Parent pursuant to Section 8.01(c);

then, in each case under this Section 8.02(a), the Company shall pay Parent a fee equal to $13,500,000 (the “Termination Fee”) (x) in the case of a termination by the Parent pursuant to Section 8.01(c), within two business days after such termination, (y) in the case of a termination by the Company pursuant to Section 8.01(f), on the date of such termination and (z) in the case of a payment as a result of any event referred to in Section 8.02(a)(i)(C), upon the consummation of the transactions contemplated by such Takeover Proposal.

(b) In the event that this Agreement is terminated in accordance with Section 8.01(b)(iii), the Company shall reimburse Parent for its reasonable and documented out-of-pocket expenses incurred in connection with its review and pursuit of the transactions contemplated by this Agreement in an amount not to exceed $3,000,000.

(c) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the penultimate sentence of Section 6.02, Section 6.06, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination.

Section 8.03  Amendment.  This Agreement may be amended by the parties at any time; by an instrument in writing signed on behalf of each of the parties; provided, however, that (i) the Merger shall not be effected if any amendment by Law requires further approval by the stockholders until such further approval of such stockholders is obtained, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company.

Section 8.04  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its board of directors or, to the extent permitted by Law, the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

General Provisions

Section 9.01  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time. This Section 9.01 shall not, however, limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to

Cobham Holdings Inc.
10 Cobham Drive
Orchard Park, New York 14127
Fax: (716) 662-0747
Attn: David Johnston

With a copy to:

Joseph P. Kubarek
Jaeckle Fleischmann & Mugel, LLP
12 Fountain Plaza
Buffalo, NY 14202
Fax: (716) 856-0432

(b) if to the Company, to

SPARTA, Inc.
25531 Commercentre Drive #120
Lake Forest, CA 92630
Attn: Jerry R. Fabian
Fax: (949) 770-4632
With a copy to:

Jennifer Bellah Maguire
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071
Fax: (213) 229-6986

Section 9.03  Definitions.

(a) For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“business day” means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

“Company Material Adverse Effect” means, any event, change, circumstance or effect that, individually or in the aggregate, (i) is material and adverse to the operations, assets or business of the Company, taken as a whole, or (ii) would materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Merger, excluding in each case any such event, change, circumstance or effect resulting from or in connection with: (1) any adoption, proposal, implementation or change in laws, rules or regulations or interpretations thereof by any Governmental Entity, (2) any change in appropriations arising from any U.S. Fiscal Year or Supplemental Budget or from any foreign government budget, (3) changes in global, national or regional political conditions (including any outbreak, escalation or diminishment of hostilities, war or any act of terrorism), or in general economic, business, regulatory, financial, capital market, or political conditions, (4) any change affecting any of the industries in which the Company operates, (5) changes in GAAP or changes in the interpretation thereof, (6) changes resulting from the announcement or the existence of, this Agreement and the Merger (including any resulting Contract cancellations or restructurings, delays in Contract awards, failures to receive pending Contract awards, or commercial relationships that are materially and adversely changed with customers, prime contractors, subcontractors, suppliers, or teaming, development or joint venture partners), (7) earthquakes, hurricanes, floods or other natural disasters or (8) the failure or inability of the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings.

“Contract” means any contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement, in each case in writing.

“DSS” means the Defense Security Service of the United States Department of Defense.

“Equity Bonus” means a bonus determined in the manner, and payable to certain employees of the Company, described under Item 1 on Schedule 5.01 of the Company Disclosure Letter in an amount equal to Fifteen Million Dollars ($15,000,000). The Equity Bonus shall be payable to such employees as follows: (a) one-third (1/3rd) of the aggregate portion of the Equity Bonus allocated to any employee shall be due and payable on the eightieth (80th) day following the Effective Time of the Merger and (b) the remaining portion of the Equity Bonus allocated to such employee will be payable on the fifteen (15) month anniversary of the Effective Time. To the extent that any employee who is entitled to an Equity Bonus payment is terminated following the Effective Time without cause or terminates his or her employment for good reason (as the terms cause and good reason are defined in the SPARTA, Inc. Employee Severance Plan), then any unpaid Equity Bonus payments allocated to such employee shall be paid to such former employee at the same time as they are paid to continuing employees of the Surviving Corporation.

“Knowledge” means the actual knowledge of Bob Sepucha, David Schreiman, Jerry Fabian, Maureen Baginski, Troy Crites and Randy Morgan.

“Merger Consideration” means cash equal to the sum of (i) the Per Share Amount, (ii) payment for Company Stock Options pursuant to Section 2.03 and (iii) the Equity Bonus.

“NID” means National Interest Determinations.

“NISPOM” means the National Industrial Security Program Operating Manual.

“Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

“person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“SSA” means Special Security Agreement.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

(b) The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section

Adverse Recommendation Change	5.02(b)
affiliate	9.03
Appraisal Shares	2.01(d)
Bid	3.16(b)
Board Recommendation	3.04(a)
business day	9.03
Certificate of Merger	1.03
Certificates	2.02(b)
CFIUS	6.03(c)(i)
Closing	1.02
Closing Date	1.02
Cobham	Preamble
Code	2.04
Commonly Controlled Entity	3.12(a)
Company	Preamble
Company Benefit Plans	3.12(a)
Company Board	3.04(a)
Company Bylaws	3.05(a)
Company Capital Stock	3.03(a)
Company Charter	3.05(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Financial Statements	3.06(a)
Company Government Contract	3.16(b)
Company Government Subcontract	3.16(b)
Company Lease	3.17
Company Material Adverse Effect	9.03
Company Pension Plan	3.12(b)
Company SEC Documents	3.06(a)
Company Stock Options	3.03(a)
Company Stock-Based Awards	3.03(b)
Company Stockholder Approval	3.04(b)
Company Stockholders’ Meeting	6.01(b)
Confidentiality Agreement	6.02
Consent	3.05(b)

Term	Section

Continuing Employees	6.04(a)
Contract	9.03
DGCL	1.01
Director Option	2.03(a)
DOJ	6.03(b))
DSS	9.03
EAR	3.15(d)
Effective Time	1.03
Environmental Claim	3.15(b)
Environmental Laws	3.15(b)
Environmental Permits	3.15(a)(ii)
Equity Bonus	9.03
ERISA	3.12(a)
Exchange Act	3.05(b)
Exchange Fund	2.02(a)
Existing Policy	6.05(b)
Exon-Florio	3.05(b)
FCPA	3.15(d)
FTC	6.03(b))
GAAP	3.06(a)
Governmental Entity	3.05(b)
Hazardous Materials	3.15(b)
HSR Act	3.05(b)
Indemnified Party	6.05(a)
Intellectual Property Rights	3.17(a)
ITAR	3.15(d)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Liens	3.09(d)
Material Company Contract	3.16(a)
Merger	Recitals
Merger Consideration	9.03
Merger Sub	Preamble
Negative Indication	7.02(e)
New Right	2.03(b)
NID	9.03
NISPOM	9.03
OFAC	3.15(d)
Option Exercise Loan	2.02(b)
Outside Date	8.01(b)(i)
Outstanding Loan Balance	2.02(b)
Parent	Preamble
Parent Material Adverse Effect	9.03

Term	Section

Paying Agent	2.02(a)
Per Share Amount	Recitals
Permits	3.14
person	9.03
Proxy Statement	3.05(b)
Release	3.15(b)
Representatives	5.02(a)
Retention Plan	6.10
SEC	Article III
Section 262	2.01(d)
Securities Act	3.06(a)
Settlement Value	2.03(b)
SOX	3.06(a)
SSA	9.03
Stock Plans	2.03(b)
subsidiary	9.03
Superior Proposal	5.02(f)
Surviving Corporation	1.01
Takeover Proposal	5.02(f)
tax return	3.10(j)(ii)
taxes	3.10(j)(i)
Termination Fee	8.02(a)
Transfer Taxes	6.08
United States Government	3.15(b)(iii)
Unvested Option	2.03(b)

Section 9.04  Interpretation.  When a reference is made in this Agreement to a Section, Subsection, Exhibit or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit or Schedule to, this Agreement or the Company Disclosure Letter unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

Section 9.05  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.07  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby and (b) except for Section 6.05, are not intended to confer upon any person other than the parties any rights or remedies.

Section 9.08  Disclosure Generally.  Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in any section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Company Disclosure Letter as though fully set forth in such section of the Company Disclosure Letter for which applicability of such information and disclosure is readily apparent on its face.

Section 9.09  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.10  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of the obligations of either of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in any Federal court located in the State of Delaware or Court of Chancery in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (d) any right to a trial by jury.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

COBHAM HOLDINGS, INC.

By: /s/ Warren G. Tucker
Name:     Warren G. Tucker

Title:	President

ROCOB ACQUISITION INC.

By: /s/ David Johnston
Name:     David Johnston

Title:	President

SPARTA, INC.

By: /s/ David E. Schreiman
Name:     David E. Schreiman

Title:	Vice President and Chief
Financial Officer

IN WITNESS WHEREOF, Cobham has duly executed this Agreement, solely with respect to its obligations set forth in Section 6.11 herein as of the date first written above.

COBHAM PLC

By:	/s/ Warren G. Tucker
Name:     Warren G. Tucker

Title:	Group Finance Director

APPENDIX B

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

Global Markets & Investment
Banking Group

4 World Financial Center
North Tower 30th Floor
New York, New York 10080
212 449 1000

January 15, 2008

Board of Directors
SPARTA, Inc.
25531 Commercentre Drive, Suite 120
Lake Forest, CA 92630-8874

Members of the Board of Directors:

SPARTA, Inc. (the “Company”), Cobham plc (the “Acquiror”) and Rocob Acquisition Inc., a newly formed, wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into the Agreement and Plan of Merger (the “Agreement”) pursuant to which the Acquisition Sub would be merged with the Company in a merger (the “Merger”) in which each of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Company Shares”), other than any shares owned by the Company, the Acquiror, the Acquisition Sub or any subsidiaries of the Company or the Acquiror and other than any shares as to which appraisal rights are properly exercised, would be converted into the right to receive $77.60 per share in cash (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant and also reviewed the market prices and valuation multiples of those publicly traded companies;

(5) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(6) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(7) Reviewed a draft dated January 15, 2008 of the Agreement; and

(8) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

C-1

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

We have, in the past, provided financial advisory services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we or our affiliates may actively trade securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Consideration. Our opinion has been authorized for issuance by the U.S. Fairness Opinion (and Valuation Letter) Committee of Merrill Lynch.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
                  INCORPORATED

C-2

APPENDIX D

Unvested Options Example

The following table sets forth an example of how SPARTA’s unvested options (other than unvested options held by non-employee directors) will be treated following the effective time of the merger and the hypothetical value of such options at the vesting date of such unvested options assuming the merger is completed. Other than the per share merger consideration of $77.60, all amounts set forth in the example below, including but not limited to, the number of shares underlying unvested options, the exercise price of such options and the Cobham plc stock price at closing are assumed and are based on a hypothetical example and such figures are being presented herein solely for illustrative purposes. Specifically, the stock prices for Cobham plc used in this example are used solely for illustrative purposes and are not intended to indicate or predict the value of Cobham plc stock in the future.

SPARTA INC.
UNVESTED STOCK OPTION EXAMPLE

Assumptions
Number of shares underlying unvested options			200	A
Exercise price			$40.00	B
Per share merger
consideration			$77.60	C
Cobham plc stock price at closing			$4.00	D
Calculation of Floor
Value of shares underlying option at deal price			15,520	E = A x C
Exercise cost			8,000	F = A x B

Floor			7,520	G = E - F

Calculation of # of Rights
Number of shares underlying options			200	A
Deal price			$77.60	C
Subtotal			15,520	H = E
Cobham plc stock price at closing			$4.00	D

Number of rights to be issued			3,880	I = E / D

Value of Rights at Different Assumed Cobham Stock Prices at Vesting
Stock price	$3.00	$3.50	$4.00	$ 4.50	$5.00	J=assumed
Number of rights	3,880	3,880	3,880	3,880	3,880	I
Gross value of rights	11,640	13,580	15,520	17,460	19,400	K = J x I
Exercise cost of options	8,000	8,000	8,000	8,000	8,000	F
Net value of rights	3,640	5,580	7,520	9,460	11,400	L = K - F
Floor	7,520	7,520	7,520	7,520	7,520	G

Amount paid on vesting(1)	7,520	7,520	7,520	9,460	11,400	max(L,G)

Increase relative to floor	0%	0%	0%	26%	52%

(1)	Option holders will only receive a payout if they remain employed through their respective vesting dates.

D-1

SPARTA, Inc.
SPECIAL MEETING OF STOCKHOLDERS
April 11, 2008
at
9:00 am Local Time
SPARTA, Inc.
1911 North Fort Myer Drive, 4th Floor
Arlington, VA 22209

This proxy is solicited by the Board of Directors for use at the Special Meeting on April 11, 2008.

The undersigned hereby appoints Wayne R. Winton, Jerry R. Fabian and Rod R. Steger, and each of them, as lawful proxies, separately and with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned all shares of the common stock, $0.01 par value, of SPARTA, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of SPARTA, Inc. on April 11, 2008, and any adjournment, continuation or postponement thereof. The above named proxies are instructed to vote as specified all of the undersigned’s shares of common stock on the proposals set forth in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, the receipt of which such stockholder acknowledges, and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy relates to shares of common stock owned by the undersigned. Each share of common stock is entitled to one vote.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. A proxy that is returned properly signed but without direction as to voting will be voted “FOR” the approval of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.
(Important — To be signed and dated on reverse side)

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE IS
NECESSARY IF MAILED FROM THE UNITED STATES.

See reverse for voting instructions.

SPECIAL MEETING
ADMISSION TICKET

Special Meeting of Stockholders
April 11, 2008
9:00 am Local Time

Please present this ticket for admittance of the stockholder(s) named above.

To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Please detach here

SPARTA, Inc.’s Board of Directors Recommends a Vote “FOR” the Proposals.

MARK THE APPROPRIATE BOXES. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE
IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION

1.	Proposal to adopt the Agreement and Plan of Merger by and among SPARTA, Inc., a Delaware corporation, Cobham Holdings Inc., a Delaware corporation and Rocob Acquisition Inc., a Delaware corporation and wholly-owned subsidiary of Cobham Holdings Inc., pursuant to which Rocob Acquisition Inc. will be merged with and into SPARTA, Inc., and SPARTA, Inc. will continue as the surviving corporation and a wholly-owned subsidiary of Cobham Holdings Inc.	☐	For	☐	Against	☐	Abstain
2.	To approve the postponement or adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.	☐	For	☐	Against	☐	Abstain

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. JOINT OWNERS SHOULD EACH SIGN PERSONALLY, WHERE APPLICABLE, INDICATE YOUR OFFICIAL POSITION OR REPRESENTATION CAPACITY. IF NO INSTRUCTIONS ARE INDICATED, ALL OF YOUR SHARES WILL BE VOTED FOR APPROVAL OF THE PROPOSALS.

Address Change? Mark Box ☐ Indicate changes in the space provided:

Signature                                        Signature                                       Date

IMPORTANT: Please sign exactly as your name(s) appear(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.